AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1998.
                                                       REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
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                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
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                                CSX CORPORATION
              (Exact name of Registrant as specified in charter)
                COMMONWEALTH OF VIRGINIA             62-1051971
              (State or other jurisdiction       (I.R.S. Employer
             of incorporation or organization) Identification No.)

      ONE JAMES CENTER, 901 EAST CARY STREET, RICHMOND, VIRGINIA  23219,
                                (804) 782-1400
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                          ELLEN M. FITZSIMMONS, ESQ.
                           GENERAL COUNSEL-CORPORATE
                                CSX CORPORATION
                    ONE JAMES CENTER, 901 EAST CARY STREET
                           RICHMOND, VIRGINIA  23219
                                (804) 782-1400
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                              ------------------
                                   COPY TO:
                          JOSEPH C. CARTER, III, ESQ.
                      MCGUIRE, WOODS, BATTLE & BOOTHE LLP
                    ONE JAMES CENTER, 901 EAST CARY STREET
                           RICHMOND, VIRGINIA  23219
                                (804) 775-1000
                          (804) 775-1061 (FACSIMILE)
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         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
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                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================

TITLE OF EACH CLASS OF SECURITIES TO    AMOUNT TO BE     PROPOSED MAXIMUM OFFERING         PROPOSED MAXIMUM           AMOUNT OF
 BE REGISTERED                         REGISTERED (1)        PRICE PER UNIT (1)        AGGREGATE OFFERING PRICE    REGISTRATION FEE
                                                                                                 (1)(2)
Senior and Subordinated Debt
 Securities (3)(4)..................
Debt Warrants (5)...................
Preferred Stock (6).................
Preferred Stock Warrants (7)........
Depositary Shares (6)(8)............
Total...............................    $750,000,000               100%                       $750,000,000              $221,250
====================================================================================================================================

(1) Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3. Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies, currency units or composite currencies. Securities registered hereby may be sold separately, together or in units with other securities registered hereby. Such amount represents the total of the aggregate maximum offering prices of any combination of the Senior and Subordinated Debt Securities, Debt Warrants, Preferred Stock, Preferred Stock Warrants and Depositary Shares.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o). The proposed maximum offering price will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(3) If any Debt Securities are issued at an original issue discount, then such greater amount as may be sold for an aggregate initial offering price of up to the proposed maximum aggregate offering price set forth above.
(4) In addition to any Debt Securities that may be issued directly under this Registration Statement, there is being registered hereunder such indeterminate amount of Debt Securities as may be issued upon conversion or exchange of other Debt Securities, Preferred Stock or Depositary Shares, for which no separate consideration will be received by the Registrant.
(5) Debt Warrants will represent rights to purchase Debt Securities registered hereby.
(6) Such indeterminate number of shares of Preferred Stock and such indeterminate number of Depositary Shares, as may be issued from time to time at indeterminate prices. In addition to any Preferred Stock and Depositary Shares that may be issued directly under this Registration Statement, there are being registered hereunder such indeterminate number of shares of Preferred Stock and such indeterminate number of Depositary Shares, as may be issued upon conversion or exchange of Debt Securities, Preferred Stock or Depositary Shares, as the case may be, for which no separate consideration will be received by the Registrant.
(7) Preferred Stock Warrants will represent rights to purchase Preferred Stock registered hereby.
(8) Depositary Shares will represent fractional interests in shares of Preferred Stock registered hereby.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A        +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+ OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT       +
+ BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + + THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + + SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + + UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ ANY SUCH STATE.                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED MAY 20, 1998
PROSPECTUS
                                  [CSX LOGO]
             DEBT SECURITIES, PREFERRED STOCK, SECURITIES WARRANTS
                             AND DEPOSITARY SHARES
                     ------------------------------------

  CSX Corporation (the "Company" or "CSX") may from time to time offer, issue and sell its unsecured debt securities, which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"); warrants to purchase Debt Securities (the "Debt Warrants"); shares of its preferred stock, no par value (the "Preferred Stock"), in one or more series; warrants to purchase Preferred Stock (the "Preferred Stock Warrants"); and depositary shares (the "Depositary Shares") evidenced by depositary receipts, for an aggregate initial public offering price of up to $750,000,000 or the equivalent in foreign currencies, currency units or composite currencies (each, a "Currency"). The Debt Warrants and the Preferred Stock Warrants are collectively referred to herein as the "Securities Warrants." The Debt Securities, Preferred Stock, Depositary Shares and Securities Warrants (collectively, the "Securities") may be offered independently or together in any combination for sale directly to purchasers or through dealers, underwriters or agents to be designated. The Debt Securities and Preferred Stock may be convertible into or exchangeable for other Securities. The Securities will be offered to the public at prices and on terms determined at the time of offering. The Securities may be sold for U.S. dollars or other Currencies and any amounts payable by the Company in respect of the Securities may likewise be payable in U.S. dollars or other Currencies.

  The Senior Debt Securities will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be subordinated to all existing and future Senior Indebtedness (as defined herein) of the Company. See "Description of Debt Securities."

  The Prospectus Supplement accompanying this Prospectus sets forth (where applicable), with respect to the series or issue of Securities (the "Offered Securities") for which such Prospectus Supplement is being delivered: the terms of any Debt Securities offered, including, where applicable, their title, ranking, aggregate principal amount, maturity, rate of interest (or method of calculation) and time of payment thereof, any redemption or repayment terms, the Currency or Currencies in which such Debt Securities will be denominated or payable, any index, formula or other method pursuant to which principal, premium, if any, or interest, if any, may be determined, any conversion or exchange provisions, and other specific terms not described in this Prospectus; the terms of any Preferred Stock offered, including, where applicable, the specific designation, number of shares, dividend rate (or method of calculation) and time of payment (or method of calculation) thereof, liquidation preference, any redemption or repayment terms, any conversion or exchange provisions, any voting rights, and other specific terms not described in this Prospectus; the terms of any Depositary Shares offered which are not described in this Prospectus, including the fraction of a share of Preferred Stock represented by each such Depositary Share; the terms of any Securities Warrants offered, including a description of the Securities for which such Securities Warrants are exercisable and, where applicable, the exercise price, detachability, duration and other specific terms not described in this Prospectus; and the initial public offering price and the net proceeds to the Company and other specific terms related to the Offered Securities.

  This Prospectus may not be used to consummate sales of Securities unless accompanied or, to the extent permitted by applicable law, preceded by a Prospectus Supplement.
                     ------------------------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                     ------------------------------------

  The Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the accompanying Prospectus Supplement. Net proceeds to the Company will be equal to the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent - in each case, less other expenses attributable to the issuance and distribution of the Securities. The Company may also sell Securities directly to investors on its own behalf. In the case of sales made directly by the Company, no commission will be payable. See "Plan of Distribution" for possible indemnification arrangements for any dealers, underwriters and agents.


       THE DATE OF THIS PROSPECTUS IS                             , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where the Company's common stock is listed.

     This Prospectus constitutes a part of a Registration Statement on Form S-3, as amended (the "Registration Statement"), filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 26, 1997, Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 1998 and Current Reports on Form 8-K dated April 22, 1998 and May 13, 1998 have been filed by the Company with the Commission and are incorporated herein by reference.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of any offering of the Securities made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the respective dates of filing of such documents. Any statement contained herein or in a document, all or any part of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus. As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed incorporated by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete and are qualified in all respects by reference to all of the provisions of such contract or other document.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents described above that are incorporated by reference herein other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written or telephone requests should be directed to: Alan A. Rudnick, Vice President-General Counsel and Corporate Secretary, CSX Corporation, One James Center, 901 East Cary Street, Richmond, Virginia 23219, telephone number (804) 782-1400.

                                CSX CORPORATION

     CSX Corporation, headquartered in Richmond, Virginia, is a Fortune 500 transportation company providing multimodal freight transportation and contract logistics services around the world. CSX's unique combination of rail, container-shipping, barging, intermodal and logistics services offers shippers global reach unmatched by any other freight transportation company. The Company's goal, advanced at each of its business units, is to provide efficient, competitive transportation and related services for customers and to deliver superior value to CSX shareholders.

     The Company's holdings include: CSX Transportation, Inc. ("CSXT"), Sea-Land Service, Inc. ("Sea-Land"), CSX Intermodal, Inc. ("CSXI"), American Commercial Lines LLC ("ACL") and Customized Transportation, Inc. ("CTI"). The Company's non-transportation interests include: The Greenbrier, the Grand Teton Lodge Company, and CSX Real Property, Inc. CSX also holds a majority interest in Yukon Pacific Corporation. In 1997, CSX generated more than $10.6 billion of operating revenue and nearly $1.6 billion of operating income.

     CSXT is a major eastern railroad, providing rail freight transportation over a network of approximately 18,300 route miles in 20 states in the East, Midwest and South; and in Ontario, Canada. Headquartered in Jacksonville, Florida, CSXT accounted for 47% of CSX's operating revenue and 78% of operating income in 1997.

     Sea-Land is the largest U.S.-based ocean carrier and a leader in the global shipping industry. The carrier operates a fleet of 98 container ships and approximately 220,000 containers in U.S. and foreign trade and serves 120 ports. In addition, Sea-Land operates 28 marine terminal facilities across its global network. Headquartered in Charlotte, North Carolina, Sea-Land accounted for 37% of CSX's operating revenue and 18% of operating income in 1997.

     ACL, headquartered in Jeffersonville, Indiana, is a family of marine companies providing a wide range of services to the shipping public and other inland waterway carriers. ACL is a leader in barge transportation, operating 135 towboats and more than 3,800 barges on U.S. and South American waterways. Additionally, ACL operates marine construction facilities, river terminals and communications services. ACL accounted for 6% of CSX's operating revenue and 4% of operating income in 1997.

     CSXI provides transcontinental intermodal transportation services and operates a network of dedicated intermodal facilities across North America. Every week, CSXI runs more than 300 dedicated trains between its 33 terminals. CSXI contributed 6% of CSX's operating revenue and 3% of operating income in 1997.

     CTI is one of the nation's leading third-party logistics providers, offering inventory management, distribution, warehousing, assembly and just-in-time delivery services. The fastest growing unit of CSX, CTI provided 4% of CSX's operating revenue and 1% of operating income in 1997.

     Resort holdings include the Mobil Five-Star and AAA Five-Diamond hotel, The Greenbrier in White Sulphur Springs, West Virginia, and the Grand Teton Lodge Company in Moran, Wyoming. CSX Real Property, Inc. is responsible for sales, leasing and development of CSX-owned properties. CSX holds a majority interest in Yukon Pacific Corporation, which is promoting construction of the Trans-Alaska Gas System to transport Alaska's North Slope natural gas to Valdez for export to Asian markets.

     The Company was incorporated in Virginia in 1978. The Company's principal executive offices are located at One James Center, 901 East Cary Street, Richmond, Virginia 23219 (telephone 804-782-1400). Unless the context indicates otherwise, references herein to the Company or CSX are to CSX Corporation and its consolidated subsidiaries.

CONRAIL ACQUISITION

     In April 1997, CSX and Norfolk Southern Corporation, a Virginia corporation ("Norfolk Southern"), entered into an agreement providing for their joint acquisition of Conrail Inc., a Pennsylvania corporation ("Conrail"), and the allocation of its routes and other assets.

     Under the agreement, CSX and Norfolk Southern completed their acquisition of all outstanding shares of Conrail for $115 per share in cash during the second quarter of 1997. CSX and Norfolk Southern each possess 50% of the voting and management rights of a jointly owned acquisition company, and non-voting equity is divided between the parties to achieve overall economic allocations of 42% for CSX and 58% for Norfolk Southern. Following approval by the Surface Transportation Board ("STB") as described below, Conrail's assets will be segregated within Conrail, and CSX and Norfolk Southern will each benefit from the operation of a specified portion of the Conrail routes and other assets through the use of operating arrangements. Certain Conrail assets will be operated for the joint benefit of CSX and Norfolk Southern.

     The total cost of acquiring the outstanding shares of Conrail under the joint CSX/Norfolk Southern agreement was approximately $9.8 billion. Pursuant to the agreement, CSX has paid 42%, or approximately $4.1 billion, and Norfolk Southern has paid 58%, or approximately $5.7 billion, of such cost. Including its capitalized transaction costs, CSX's total purchase price was approximately $4.2 billion.

     The Conrail shares have been placed in a voting trust pending STB approval of the joint acquisition, control and division of Conrail. The exercise of control over Conrail by CSX and Norfolk Southern remains subject to a number of conditions and approvals, including approval by the STB, which has the authority to modify contract terms and impose additional conditions. CSX and Norfolk Southern filed an application for control of Conrail with the STB in June 1997. The STB has adopted a schedule that contemplates a decision in late July 1998. CSX believes that the STB will approve the joint application for control without imposing onerous conditions. However, should the application not be approved by the STB, or should the STB impose onerous approval conditions, the closing may be delayed, or CSX may be required to, or may choose to, dispose of some or all of its investment in Conrail in a manner that could cause CSX to incur a loss on its investment in Conrail.

     Because of the time required to obtain necessary regulatory and other approvals, CSX does not expect integrated operations to have a significant effect on operating and financial results prior to fiscal 1999. The primary impact of the Conrail transaction on net earnings prior to the integration of operations will be the after-tax effect of the company's share of Conrail's net earnings, reported under the equity method of accounting, less amortization of the excess purchase price and interest on debt incurred to acquire the Conrail investment. Net cash flow prior to operational integration is expected to be reduced by interest payments on the acquisition debt. At March 27, 1998, the average interest rate on debt incurred to acquire Conrail shares was approximately 6.9%. The degree of negative impact on net earnings and net cash flow during 1998 will depend primarily on the net earnings reported by Conrail and the average interest rate and timing of interest payments on the related debt.


                              RECENT DEVELOPMENTS

     On April 20, 1998, CSX announced that it had agreed to convey American Commercial Lines LLC ("ACL") to a venture formed with Vectura Group, Inc. ("Vectura"). In exchange for ACL, CSX will receive $695 million in cash and $155 million of securities issued by the venture, including a 34% common interest in the venture. Vectura agreed to convey National Marine, a wholly-owned subsidiary of Vectura, to the venture. The combination will create an inland marine transportation company with approximately $1 billion of assets.

     The transaction is subject to customary conditions to closing, including the arrangement of financing. Closing is anticipated to take place in the second quarter of 1998. If the transaction is consummated, ACL will cease to be a Principal Subsidiary (as defined below) of CSX for the purposes of the covenant under the Indenture restricting liens on the stock and indebtedness of Principal Subsidiaries. See "Description of Debt Securities-Certain Covenants and Agreements of the Company-Covenant in the Senior Indenture-Limitation on Liens on Stock Indebtedness of the Principal Subsidiaries."

                          FORWARD-LOOKING STATEMENTS

     This Prospectus contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Those statements appear in number of places in this Prospectus and include statements under "CSX Corporation" regarding the intent, belief or current expectations of CSX, its directors or its officers with respect to, among other things: the operational integration of Conrail, the timing and outcome of regulatory and other approvals related to the joint acquisition, control and division of Conrail by CSX and Norfolk Southern and the impact of the Conrail transaction on the financial condition and results of CSX. Estimates, forecasts and other forward-looking statements included, or incorporated by reference in, this Prospectus are based on estimates and assumptions about complex economic and operating factors with respect to industry performance, general business and economic conditions and other matters that cannot be predicted accurately and that are subject to contingencies over which CSX has no control. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of CSX to differ materially from any future results, performance or achievements expressed or implied by such statements. Certain of those risks, uncertainties and other important factors that could cause actual results to differ materially include: future economic conditions in the markets in which CSX and Conrail operate; financial market conditions; inflation rates; changing competition; changes in the economic regulatory climate in the U.S. railroad industry; the ability to eliminate duplicative administrative functions; and adverse changes in applicable laws, regulations or rules governing environmental, tax or accounting matters. These forward-looking statements speak only as of the date of this Prospectus. CSX disclaims any obligation or undertaking to disseminate any updates or revisions to any such statement to reflect changes in CSX's expectations or any change in events, conditions or circumstances on which any such statements are based.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The Company's consolidated ratio of earnings to fixed charges for each of the fiscal periods indicated is as follows:


                                            FOR THE FISCAL
                                          -------------------
                                            QUARTERS ENDED                 FOR THE FISCAL YEARS ENDED
                                          -------------------  ---------------------------------------------------
                                          MAR. 27,   MAR.28,   DEC. 26,   DEC. 27,  DEC. 29,   DEC. 30,  DEC. 31,
                                          1998 (B)    1997     1997 (C)     1996    1995 (D)     1994    1993 (E)
                                          --------    ----     --------     ----    --------     ----    --------
Ratio of earnings to fixed charges (a)     1.6x       2.8x      2.6x       4.0x      3.2x       3.1x      2.3x

----------------------------------------
(a) For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings (loss) before income taxes plus interest expense on indebtedness, amortization of debt discount, the interest portion of fixed rent expense, undistributed earnings of unconsolidated subsidiaries and minority interest expense. Fixed charges include interest on indebtedness (whether expensed or capitalized), amortization of debt discount and the interest portion of fixed rent expense.
(b) Pre-tax earnings for the fiscal quarter ended March 27, 1998 includes $43 million of net expense associated with the Company's ownership of a 42% interest in Conrail. This net expense includes $73 million of interest expense on indebtedness incurred to acquire the Conrail investment. The Conrail investment is being held in a voting trust pending approval of the joint acquisition, control and division of Conrail by CSX and Norfolk Southern. Excluding the impact of the investment in Conrail, the ratio of earnings to fixed charges would have been 2.8x.
(c) Pre-tax earnings for 1997 includes $195 million of net expense associated with the Company's ownership of a 42% interest in Conrail. This net expense includes $236 million of interest expense on indebtedness incurred to acquire the Conrail investment. Excluding the impact of the investment in Conrail, the ratio of earnings to fixed charges would have been 4.4x.
(d) Operating income for 1995 includes a charge of $257 million to recognize the estimated costs of initiatives to revise, restructure and consolidate specific operations and administrative functions at the Company's rail and container-shipping units. Excluding the impact of the charge, the ratio of earnings to fixed charges would have been 3.7x.
(e) Operating income for 1993 includes a charge of $93 million to recognize the estimated costs of restructuring certain operations and functions at the Company's container-shipping unit. Excluding the impact of the charge, the ratio of earnings to fixed charges would have been 2.5x.


                                USE OF PROCEEDS

          The net proceeds from the sale of the Securities will be used for general corporate purposes, which may include capital expenditures, working capital requirements, implementation of work force reductions, improvements in productivity and other cost reductions at the Company's major transportation units, redemptions and repurchases of certain outstanding securities and reduction or refinancing of outstanding indebtedness. Specific allocations of the proceeds to such purposes have not been made as of the date of this Prospectus. The precise amount and timing of the application of proceeds from the sale of Securities will depend upon the funding requirements of the Company and the availability and cost of other funds at the time of such sale. Allocation of the proceeds of a particular series of Securities, or the principal reasons for the offering if no such allocation has been made, will be described in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEBT SECURITIES

     The Company may issue Debt Securities either separately, or together with, or upon the conversion of or in exchange for, other Securities. The Debt Securities are to be either senior unsecured obligations (the "Senior Debt Securities") of the Company issued in one or more series under an Indenture (the "Senior Indenture") dated as of August 1, 1990 between the Company and The Chase Manhattan Bank, as trustee (the "Senior Trustee"), as supplemented by a First Supplemental Indenture dated as of June 15, 1991, a Second Supplemental Indenture dated as of May 6, 1997 and a Third Supplemental Indenture dated as of April 22, 1998, or subordinated unsecured obligations (the "Subordinated Debt Securities") of the Company issued in one or more series under an Indenture (the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures") to be entered into between the Company and The Chase Manhattan Bank, as trustee (the "Subordinated Trustee" and, together with the Senior Trustee, the "Trustees"). A copy of each Indenture has been filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part.

     The summary of certain provisions of the Indentures and the Debt Securities set forth below and the summary of certain terms of a particular series of Debt Securities set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indentures, which provisions of the Indentures (including defined terms) are incorporated herein by reference. Certain capitalized terms used herein and not defined are defined in the Indentures.

     The Debt Securities may be issued from time to time in one or more series of Senior Debt Securities and one or more series of Subordinated Debt Securities. The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities of any series may be issued thereunder up to an aggregate principal amount which may be authorized from time to time by the Company. The terms of each series of Debt Securities will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an Officer's Certificate or by a supplemental indenture. The following description of Debt Securities summarizes certain general terms and provisions of the series of Debt Securities to which any Prospectus Supplement may relate. The particular terms of each series of Debt Securities offered by a Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements relating to such series.

     Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$" or "dollars").

GENERAL

     The applicable Prospectus Supplement or Prospectus Supplements will describe the specific terms of the series of Debt Securities offered thereby, including (where applicable): (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether such Debt Securities are to be issuable as Registered Debt Securities or Bearer Debt Securities or both, whether any of such Debt Securities are to be issuable initially in temporary global form and whether any of such Debt Securities are to be issuable in permanent global form; (4) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (5) the date or dates on which such Debt Securities will mature; (6) the rate or rates per annum at which such Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates will be determined, and the date or dates from which any such interest will accrue;
(7) the Interest Payment Dates on which any such interest on such Debt Securities will be payable and the Regular Record Date for any interest payable on any Registered Debt Securities on any Interest Payment Date; (8) the Person to whom any interest on any Registered Debt Securities of such series will be payable, if other than the Person in whose name that Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Debt Security of such series will be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in the relevant Indenture and the extent to which, or the manner in which, any interest payable on a permanent global Debt Security on an Interest Payment Date will be paid; (9) each office or agency where, subject to the terms of the Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on such Debt Securities will be payable and each office or agency where, subject to the terms of the Indenture as described below under "Form, Exchange, Registration and Transfer," such Debt Securities may be presented for registration of transfer or exchange; (10) the period or periods within which and the price or prices at which such Debt Securities may, pursuant to any optional redemption provisions, be redeemed, in whole or in part, at the option of the Company and the other detailed terms and conditions of any such optional redemption provisions; (11) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the Holder thereof and the period or periods within which and the price or prices at which such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and the other detailed terms and conditions of such obligation; (12) the denominations in which any Registered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which Bearer Debt Securities will be issuable, if other than denominations of $5,000; (13) the currency or currencies, including currency units, in which payment of principal of and any premium and interest on such Debt Securities will be payable if other than U.S. dollars and the ability, if any, of the Company or the Holders of such Debt Securities to have payments made in any currency other than those in which such Debt Securities are stated to be payable; (14) whether the amount of payments of principal of, premium, if any, and interest, if any, on such Debt Securities may be determined with reference to an index and the manner in which such amounts will be determined (any such Debt Securities being hereinafter called "Indexed Securities"); (15) the portion of the principal amount of such Debt Securities which shall be payable upon acceleration thereof if other than the full principal amount thereof; (16) any limitation on the application of the terms of the Indenture described below under "Discharge, Defeasance and Covenant Defeasance;" (17) the terms, if any, upon which such Debt Securities may be convertible into or exchangeable for other Securities; (18) whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities; and
(19) any other terms of such Debt Securities not inconsistent with the provisions of the relevant Indenture. Any such Prospectus Supplement or Prospectus Supplements will also describe any special provisions for the payment of additional amounts relating to specified taxes, assessments or other governmental charges in respect of the Debt Securities of such series and whether the Company has the option to redeem the affected Debt Securities rather than pay such additional amounts.

     As used in this Prospectus and any Prospectus Supplement relating to the offering of any Debt Securities, references to the principal of and premium, if any, and interest, if any, on such Debt Securities will be deemed to include mention of the payment of additional amounts, if any, required by the terms of such Debt Securities in such context.

     Debt Securities may be issued as Original Issue Discount Debt Securities. An Original Issue Discount Debt Security is a Debt Security, including any zero-coupon Debt Security, which is issued at a price lower than the amount payable upon the Stated Maturity thereof, and which provides that, upon redemption or acceleration of the Maturity thereof, an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms of such Debt Security shall become due and payable. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount, including Original Issue Discount Debt Securities, and special United States tax considerations applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars are described below under "United States Taxation-Original Issue Discount."

     If the purchase price of any Debt Securities is payable in a Currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the Debt Securities is payable in any Currency other than U.S. dollars, the specific terms and other information with respect to such Debt Securities and such foreign Currency will be specified in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the applicable Prospectus Supplement, Registered Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof, and Bearer Debt Securities will be issued in denominations of $5,000.

     Debt Securities of a series may also be issued under the Indenture upon the exercise of Debt Warrants issued by the Company. See "Description of Debt Warrants."

     The Indentures do not contain any provisions that may afford the Holders of Debt Securities of any series protection in the event of a highly leveraged transaction or other transaction that may occur in connection with a takeover attempt resulting in a decline in the credit rating of the Debt Securities. Any such provisions, if applicable to the Debt Securities of any series, will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that the Company may also issue Debt Securities in bearer form only, or in both registered and bearer form. Bearer Debt Securities shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. Purchasers of Bearer Debt Securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Bearer Debt Securities. Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, Bearer Debt Securities will have interest coupons attached. The Indentures also will provide that Debt Securities of a series may be issuable in temporary or permanent global form. See "Global Debt Securities."

     In connection with its sale during the Restricted Period (as defined in Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations), no Euro-Debt Security shall be mailed or otherwise delivered to any location in the United States or its possessions. Except as may otherwise be provided in the applicable Prospectus Supplement, a Euro-Debt Security (not including a Debt Security in temporary global form) may be delivered in connection with its sale during the Restricted Period only if the person entitled to physical delivery of such Euro-Debt Security furnishes written certification, in the form required by the Indenture, to the effect that (i) such Euro-Debt Security is owned by a person that is not a United States person (as defined under "Limitations on Issuance of Euro-Debt Securities"), (ii) such Euro-Debt Security is owned by a United States person that is (A) a foreign branch of a United States financial institution within the meaning of Section 1.165- 12(c)(1)(v) of the United States Treasury Regulations (a "Financial Institution") purchasing for its own account or for resale or (B) a United States person who acquired such Euro-Debt Security through the foreign branch of a United States Financial Institution and who holds such Euro-Debt Security through such Financial Institution on the date of such written certification (and, in either case (A) or (B), the Financial Institution has agreed to comply with the requirements of Section 165(j)(3)(A),
(B) or (C) of the Internal Revenue Code of 1986, as from time to time amended, and the regulations thereunder), or (iii) such Euro-Debt Security is owned by a United States or foreign Financial Institution for the purpose of resale during the Restricted Period. A Financial Institution described in clause (iii) above, whether or not also described in clause (i) or (ii) above, must certify that it has not acquired the Euro-Debt Security for purposes of resale directly or indirectly to a United States person or to any person within the United States or its possessions. In the case of a Euro-Debt Security in permanent global form, such certification must be given in connection with the notation of a beneficial owner's interest therein upon original issuance of such Debt Security or upon exchange of a portion of a temporary global Debt Security. See "Limitations on Issuance of Euro-Debt Securities."

     At the option of the Holder, subject to the terms of the relevant Indenture, Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Debt Securities and Bearer Debt Securities, at the option of the Holder, subject to the terms of the relevant Indenture, Bearer Debt Securities (with all unmatured coupons, except as provided below, and with all matured coupons in default) of such series will be exchangeable for Registered Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Debt Securities surrendered in exchange for Registered Debt Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Registered Debt Securities, including Registered Debt Securities received in exchange for Bearer Debt Securities, may not be exchanged for Bearer Debt Securities. Each Bearer Debt Security and coupon will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

     Debt Securities may be presented for exchange as provided above, and Registered Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement or Prospectus Supplements, without a service charge and upon payment of any taxes and other governmental charges as described in the relevant Indenture. Such transfer or exchange will be effected upon the records of the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. If a Prospectus Supplement or Prospectus Supplements refer to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Debt Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States and its possessions. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange any Debt Security during a period beginning at the opening of business 15 days before any selection for redemption of Debt Securities of like tenor and of the series of which such Debt Security is a part, and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all Holders of Debt Securities of like tenor and of such series to be redeemed; (ii) register the transfer of or exchange any Registered Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) exchange any Bearer Debt Security so selected for redemption, except to exchange such Bearer Debt Security for a Registered Debt Security of that series and like tenor which is immediately surrendered for redemption.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, principal of and any premium and interest on Bearer Debt Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States and its possessions as the Company may designate from time to time or, at the option of the Holder, by check or by transfer to an account maintained by the payee with a financial institution located outside the United States and its possessions. Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, payment of interest on a Bearer Debt Security on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. No payment with respect to any Bearer Debt Security will be made at any office or agency of the Company in the United States or its possessions or by check mailed to any address in the United States or its possessions or by transfer to any account maintained with a financial institution located in the United States or its possessions. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of the Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States and its possessions is illegal or effectively precluded by exchange controls or other similar restrictions.

     Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, principal of and any premium and interest on Registered Debt Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, payment of interest on a Registered Debt Security on any Interest Payment Date will be made to the Person in whose name such Registered Debt Security (or Predecessor Debt Security) is registered at the close of business on the Regular Record Date for such interest.

     Unless otherwise indicated in an applicable Prospectus Supplement or Prospectus Supplements, the Corporate Trust Office of the Trustee in The City of New York will be designated as a Paying Agent for the Company for payments with respect to Debt Securities of each series which are issuable solely as Registered Debt Securities and as a Paying Agent for payments with respect to Debt Securities of each series (subject to the limitations described above in the case of Bearer Debt Securities) which are issuable solely as Bearer Debt Securities or as both Registered Debt Securities and Bearer Debt Securities. Any Paying Agents outside the United States and its possessions and any other Paying Agents in the United States or its possessions initially designated by the Company for the Debt Securities of each series will be named in an applicable Prospectus Supplement or Prospectus Supplements. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that if Debt Securities of a series are issuable solely as Registered Debt Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Debt Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Debt Securities of the series (and for payments with respect to Bearer Debt Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States and its possessions where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided, however, that if the Debt Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (the "London Stock Exchange"), the Luxembourg Stock Exchange or any other stock exchange located outside the United States and its possessions and such stock exchange shall so require, the Company will maintain a Paying Agent in London, Luxembourg or any other required city located outside the United States and its possessions, as the case may be, for the Debt Securities of such series.

     All moneys paid by the Company to a Paying Agent for the payment of the principal of and any premium or interest on any Debt Security of any series which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Company for payment thereof.

RANKING OF DEBT SECURITIES; HOLDING COMPANY STRUCTURE

     The Senior Debt Securities will be unsecured unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined below) of the Company. See "--Subordination of Subordinated Debt Securities."

     The Debt Securities are obligations exclusively of the Company. The Company is a holding company, substantially all of whose consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Debt Securities, are largely dependent upon the earnings of such subsidiaries.

     Because the Company is a holding company, the Debt Securities will be effectively subordinated to all existing and future indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations of the Company's subsidiaries. Therefore, the Company's rights and the rights of its creditors, including the Holders of the Debt

Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company. Although certain debt instruments to which the Company and its subsidiaries are parties impose limitations on the incurrence of additional indebtedness, both the Company and its subsidiaries retain the ability to incur substantial additional indebtedness and lease and letter of credit obligations.

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a global Debt Security may not be transferred except as a whole by the Depositary for such global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of global Debt Securities and certain limitations and restrictions relating to a series of global Bearer Debt Securities will be described in the Prospectus Supplement relating to such series.

REDEMPTION AND REPURCHASE

     The Debt Securities of any series may be redeemable at the option of the Company, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by the Company at the option of the Holders, in each case upon the terms, at the times and at the prices set forth in the applicable Prospectus Supplement.

CONVERSION AND EXCHANGE

     The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for Preferred Stock, Depositary Shares or other Debt Securities will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the Holders or at the option of the Company.

CERTAIN COVENANTS AND AGREEMENTS OF THE COMPANY

     The Indentures do not limit the amount of indebtedness or lease obligations that may be incurred by the Company and its subsidiaries. The Indentures do not contain provisions which would give Holders of the Debt Securities the right to require the Company to repurchase their Debt Securities in the event of a decline in the credit rating of the Company's debt securities resulting from a takeover, recapitalization or similar restructuring.

     COVENANT IN THE SENIOR INDENTURE--LIMITATION ON LIENS ON STOCK OF THE PRINCIPAL SUBSIDIARIES.

     The following covenant will be applicable to Senior Debt Securities but not to Subordinated Debt Securities. The Senior Indenture provides that the Company may not, nor may it permit any Subsidiary to, create, assume, incur or suffer to exist any mortgage, pledge, lien, encumbrance, charge or security interest of any kind upon any stock or indebtedness, whether owned on the date of the Senior Indenture or thereafter acquired, of any Principal Subsidiary, to secure any Obligation (other than the Senior Debt Securities) of the Company, any Subsidiary or any other Person, without in any such case making effective provision whereby all of the outstanding Senior Debt Securities (and other outstanding debt securities issued from time to time pursuant to the Senior Indenture) shall be directly secured equally and ratably with such Obligation. This provision does not restrict any other property of the Company or its Subsidiaries. The Senior Indenture defines "Obligation" as indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness; "Principal Subsidiary" as CSXT, Sea-Land and ACL; and "Subsidiary" as a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company or one or more Subsidiaries, or by the Company and one or more Subsidiaries. The Indentures do not prohibit the sale by the Company or any Subsidiary of any stock or indebtedness of any Subsidiary. If the conveyance of ACL is consummated as anticipated, then ACL will cease to be a Principal Subsidiary of CSX for the purposes of this covenant. See "Recent Developments."

     PROVISION IN BOTH INDENTURES--CONSOLIDATION, MERGER AND SALE OF ASSETS.

     The following provision will be applicable to both Senior Debt Securities and Subordinated Debt Securities. Each Indenture provides that the Company may, without the consent of the Holders of any of the Outstanding Debt Securities of a series, consolidate with, merge into or transfer its assets substantially as an entirety to any corporation organized under the laws of any domestic or foreign jurisdiction, provided that (i) the successor corporation assumes, by a supplemental indenture, the Company's obligations on the Debt Securities of each series and under such Indenture, (ii) after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default shall have occurred and be continuing, and (iii) the Company delivers to the relevant Trustee an Officer's Certificate and an Opinion of Counsel each stating that such transaction and supplemental indenture, if any, comply with the applicable article of such Indenture and that all conditions precedent therein relating to such transaction have been complied with.

EVENTS OF DEFAULT

     An Event of Default with respect to the Debt Securities of any series is defined in the relevant Indenture as being a: (a) failure to pay principal of or any premium on any of the Debt Securities of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the relevant Indenture (other than a covenant included in such Indenture solely for the benefit of series of Debt Securities other than that series) continued for 90 days after written notice as provided in such Indenture; (e) certain events of bankruptcy, insolvency or reorganization of the Company; or (f) any other Event of Default provided with respect to Debt Securities of that series.

     No Event of Default with respect to any particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities. Each Indenture provides that the Trustee thereunder may withhold notice to the Holders of the Debt Securities of any series of the occurrence of a default with respect to the Debt Securities of such series (except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any) if the Trustee considers it in the interest of the Holders to do so.

     Subject to the provisions of the Trust Indenture Act of 1939 requiring each Trustee, during an Event of Default under the relevant Indenture, to act with the requisite standard of care, and to the provisions of the relevant Indenture relating to the duties of the Trustee thereunder in case an Event of Default shall occur and be continuing, a Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Debt Securities of any series or any related coupons unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the relevant Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the relevant Trustee, or exercising any trust or power conferred on such Trustee, with respect to Debt Securities of that series.

     If an Event of Default with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, either the relevant Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal of all such Outstanding Debt Securities, or, if any such Debt

Securities are Original Issue Discount Debt Securities, such lesser amount as may be described in an applicable Prospectus Supplement or Prospectus Supplements, of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made but before a judgment or decree for payment of money due has been obtained by the relevant Trustee, the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all Events of Default have been cured or waived.

     No Holder of any Debt Securities of any series or any related coupons will have any right to institute any proceeding with respect to the relevant Indenture or for any remedy thereunder, unless such Holder shall have previously given to the relevant Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series, the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the relevant Trustee to institute such proceeding as trustee, and such Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of an Outstanding Debt Security of that series for enforcement of payment of the principal of, or any premium or interest on, such Debt Security on or after the respective due dates expressed in such Debt Security.

     The Company is required to furnish to the relevant Trustee annually a statement as to performance or fulfillment of covenants, agreements or conditions in the relevant Indenture and as to the absence of default.

MEETINGS, MODIFICATION AND WAIVER

     Each Indenture contains provisions permitting the Company and the relevant Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series issued under such Indenture and affected by a modification or amendment (voting as one class), to modify or amend any of the provisions of such Indenture or of such Debt Securities or the rights of the Holders of such Debt Securities under such Indenture, provided that no such modification or amendment shall, without the consent of each Holder of each outstanding Debt Security affected thereby:

          (i) change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any obligation of the Company to pay additional amounts (except as contemplated and permitted by such Indenture), or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or change the coin or currency in which any Debt Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date),

          (ii) reduce the aforesaid percentage in principal amount of such Debt Securities, the consent of the Holders of which is required for any such modification or amendment or the consent of whose Holders is required for any waiver (of compliance with certain provisions of such Indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of Holders of such Debt Securities,

          (iii) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by such Indenture,

          (iv) solely in the case of the Subordinated Indenture, modify any of the provisions of Article Sixteen thereof (relating to subordination of the Subordinated Debt Securities) or the definition of Senior Indebtedness in a manner adverse to the Holders of the Subordinated Debt Securities, or

          (v) modify any of the above provisions (except as permitted by such Indenture).

     Each Indenture also contains provisions permitting the Company and the relevant Trustee, without the consent of the Holders of such Debt Securities issued thereunder, to modify or amend such Indenture in order, among other things:

          (a) to add any additional Events of Default or add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities issued under such Indenture;

          (b) to establish the form or terms of Debt Securities of any series;

          (c) to cure any ambiguity, to correct or supplement any provision therein which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under such Indenture which shall not adversely affect the interests of the Holders of any Debt Securities issued thereunder in any material respect; or

          (d) to change or eliminate any of the provisions of such Indenture, provided that any such change or elimination shall become effective only when there is no Debt Security Outstanding of any series issued under such Indenture created prior to the execution of the supplemental indenture which is entitled to the benefit of such provision.

     The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of a series may, on behalf of the Holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture, including the covenant described above under "--Certain Covenants and Agreements of the Company--Covenant in the Senior Indenture--Limitation on Liens on Stock of the Principal Subsidiaries." The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of a series may, on behalf of all Holders of Debt Securities of that series and any coupons appertaining thereto, waive any past default under the Indenture with respect to Debt Securities of that series, except a default (a) in the payment of principal of or any premium or interest on any Debt Security of such series or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected.

     Each Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of Holders of Debt Securities for quorum purposes,
(i) the principal amount of an Original Issue Discount Debt Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency or currency unit shall be the U.S. dollar equivalent, determined as of the date of original issuance of such Debt Security, of the principal amount of such Debt Security or, in the case of an Original Issue Discount Debt Security, the U.S. dollar equivalent, determined as of the date of original issuance of such Debt Security, of the amount determined as provided in (i) above and (iii) any Debt Security owned by the Company or any other obligor on such Debt Security or any Affiliate of the Company or such other obligor shall be deemed not to be outstanding.

     Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of any or all series. A meeting may be called at any time by the relevant Trustee, and also, upon request, by the Company or the Holders of at least 10% in aggregate principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below and the provisions of such Indenture. Except for any consent which must be given by the Holder of each Outstanding Debt Security affected thereby, as described above, any resolution presented at a meeting, or adjourned meeting duly reconvened, at which a quorum (as described below) is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent which must be given by the Holder of each Outstanding Debt Security affected thereby, as described above, any resolution with respect to any consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting, or an adjourned meeting dully reconvened, at which a quorum is present only by the affirmative vote of the Holders of not less than such specified percentage in principal amount of the Outstanding Debt Securities of that series.

     Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the relevant Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum required for any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

NOTICES

     Except as otherwise provided in the Indenture, notices to Holders of Bearer Debt Securities will be given by publication at least twice in a daily newspaper of general circulation in The City of New York and in such other city or cities as may be specified in such Debt Securities. Notices to Holders of Registered Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register.

TITLE

     Title to any Bearer Debt Securities (including Bearer Debt Securities in temporary global form and in permanent global form) and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Debt Security and the bearer of any coupon and the registered owner of any Registered Debt Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

REPLACEMENT OF DEBT SECURITIES

     Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the relevant Trustee. Debt Securities or coupons that become destroyed, lost or stolen will be replaced by the Company at the expense of the Holder upon delivery to the relevant Trustee of evidence of the destruction, loss or theft thereof satisfactory to the Company and the relevant Trustee; in the case of any coupon which becomes destroyed, lost or stolen, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Upon the direction of the Company, either Indenture shall generally cease to be of further effect with respect to any series of Debt Securities issued thereunder specified by the Company (subject to the survival of certain provisions thereof) when (a) the Company has delivered to the relevant Trustee for cancellation all Debt Securities issued thereunder or (b) all Debt Securities issued thereunder not theretofore delivered to the relevant Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company shall have deposited with the relevant Trustee as trust funds the entire amount sufficient to pay and discharge at Stated Maturity or upon redemption the entire indebtedness on all Debt Securities issued thereunder (and if, in either case, the Company has paid or caused to be paid all other sums payable under the relevant Indenture with respect to the Debt Securities of such series by the Company and the Company has delivered an Officer's Certificate and an Opinion of Counsel each stating that the requisite conditions have been complied with).

     In addition, unless otherwise provided in an applicable Prospectus Supplement or Prospectus Supplements, the Company may elect with respect to any series of Debt Securities either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except as otherwise provided in the relevant Indenture) ("defeasance") or (ii) to be released from its obligations with respect to such Debt Securities described above under "- Certain Covenants and Agreements of the Company-Covenant in the Senior Indenture-Limitation on Liens on Stock of the Principal Subsidiaries" (which covenant appears only in the Senior Indenture) and certain other restrictive covenants in the relevant Indenture and, if indicated in the applicable Prospectus Supplement, its obligations with respect to any other covenant applicable to the Debt Securities of such series ("covenant defeasance").

     If the Company exercises its defeasance option with respect to any series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option with respect to any series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default related to the covenants noted under clause (ii) of the immediately preceding paragraph. The Company may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option.

     If the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to the covenant described above under "-Certain Covenants and Agreements of the Company-Covenant in the Senior Indenture-Limitation on Liens on Stock of the Principal Subsidiaries" (which covenant appears only in the Senior Indenture and which would no longer be applicable to such Debt Securities after such covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount of monies and/or Government Obligations deposited with the applicable Trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such Debt Securities at the time of any acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The Company may exercise its defeasance option or its covenant defeasance option with respect to any series of Debt Securities, only if (a) the Company irrevocably deposits in trust with the Trustee cash and/or U.S. Government Obligations for the payment of principal, premium, if any, and interest with respect to such Debt Securities to maturity or redemption, as the case may be, and the Company delivers to the relevant Trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all such Debt Securities to maturity or redemption, as the case may be, (b) no Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing (i) on the date of such deposit or (ii) with respect to certain bankruptcy defaults, at any time during the period ending on the 123rd day after the date of such deposit, (c) such defeasance or covenant defeasance does not result in the trust arising from such deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended, (d) the defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the relevant Indenture or any other agreement or instrument to which the Company is a party or by which it is bound, (e) the Company delivers to the Trustee an Opinion of Counsel to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and (f) the Company delivers to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of such Debentures as contemplated by the Indenture have been complied with. The Opinion of Counsel, with respect to defeasance, referred to in clause (e) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the relevant Indenture.

     The Trustee shall hold in trust cash or U.S. Government Obligations deposited with it as described above and shall apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium, if any, and interest with respect to such Debentures.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting or restricting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEES

     The Trust Indenture Act of 1939 contains limitations on the rights of a trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each Trustee is permitted to engage in other transactions with the Company and its subsidiaries from time to time, provided that if such Trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default under the relevant Indenture, or else resign.

     The Company and certain of its subsidiaries may from time to time maintain lines of credit, and have other customary banking and commercial relationships, with The Chase Manhattan Bank, the Senior Trustee and the Subordinated Trustee. The Chase Manhattan Bank acts as trustee under the Senior Indenture and another indenture pursuant to which the Company issued its 9.64% Medium-Term Note due 2000, 9.50% Notes due 2000, 7.00% Notes due 2000, 7.05% Debentures due 2002,
7.25% Debentures due 2004, 9.00% Debentures due 2006, 7.45% Debentures due 2007, 9.78% Medium Term Note due 2011, 7.90% Debentures due 2017, 9.87% Medium-Term Note due 2021, 8.625% Debentures due 2022, 8.10% Debentures due 2022, 7.95% Debentures due 2027, 6.95% Debentures due 2027, 7.25% Debentures due 2027 and 8.30% Debentures due 2032 and may issue up to $248 million aggregate initial offering price of its Medium-Term Notes, Series B.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     The payment of the principal of, premium, if any, and interest, if any, on the Subordinated Debt Securities will be subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness which may at any time and from time to time be outstanding. Unless otherwise provided in the applicable Prospectus Supplement with respect to an issue of Subordinated Debt Securities, in the event of any distribution of assets of the Company upon any dissolution, winding up, liquidation, reorganization or other similar proceedings of the Company, (i) all Senior Indebtedness shall first be paid in full, or such payment shall be provided for, before any payment on account of the principal of, or premium, if any, or interest, if any, on the Subordinated Debt Securities is made and (ii) if, notwithstanding the foregoing, any payment or distribution of assets of the Company is received by the Subordinated Trustee or the Holders of any of the Subordinated Debt Securities before all Senior Indebtedness is paid in full, such payment or distribution will be paid over to the Holders of such

Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full or such payment provided for, after giving effect to any concurrent payment or distribution to the Holders of such Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon any such distribution of assets of the Company, the Holders of the Subordinated Debt Securities will be subrogated to the rights of the Holders of the Senior Indebtedness to the extent of payments made to the Holders of such Senior Indebtedness out of the distributive share of the Subordinated Debt Securities.

     By reason of such subordination, if any distribution of assets of the Company upon dissolution, winding up, liquidation, reorganization or other similar proceedings of the Company, (i) Holders of Senior Indebtedness will be entitled to be paid in full before payments may be made on the Subordinated Debt Securities and the Holders of Subordinated Debt Securities will be required to pay over their share of such distribution to the Holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of the Company who are neither Holders of Subordinated Debt Securities nor holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Subordinated Debt Securities. Furthermore, such subordination may result in a reduction or elimination of payments to the Holders of Subordinated Debt Securities. The Subordinated Indenture provides that the subordination provisions thereof will not apply to any money and securities held in trust pursuant to the discharge, defeasance and covenant defeasance provisions of the Subordinated Indenture (see "-Discharge, Defeasance and Covenant Defeasance" above).

     The Subordinated Indenture also provides that no payment on account of the principal of, or premium, if any, sinking funds, if any, or interest, if any, on the Subordinated Debt Securities shall be made unless full payment of amounts then due for the principal of, premium, if any, sinking funds, if any, and interest, if any, on Senior Indebtedness has been made or duly provided for.

     The Subordinated Indenture defines "Senior Indebtedness" as (a) any liability of the Company (1) for borrowed money or under any reimbursement obligation relating to a letter of credit, or (2) evidenced by a bond, note, debenture or similar instrument, or (3) for obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, or (4) for the payment of money relating to a capitalized lease obligation, or (5) for the payment of money under any Swap Agreement; (b) any liability of others described in the preceding clause (a) that the Company has guaranteed or that is otherwise its legal liability; and
(c) any deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above, unless, in the instrument creating or evidencing any such liability referred to in clause (a) or (b) above or any such deferral, renewal, extension or refunding referred to in clause (c) above or pursuant to which the same is outstanding, it is expressly provided that such liability, deferral, renewal, extension or refunding is subordinate in right of payment to all other Indebtedness of the Company or is not senior or prior in right of payment to the Subordinated Debt Securities or ranks pari passu with or subordinate to the Subordinated Debt Securities in right of payment; and provided that the Subordinated Debt Securities shall not constitute Senior Indebtedness. The Subordinated Indenture defines "Swap Agreement" as any financial agreement designed to manage the Company's exposure to fluctuations in interest rates, currency exchange rates or commodity prices, including without limitation swap agreements, option agreements, cap agreements, floor agreements, collar agreements and forward purchase agreements.

     If this Prospectus is being delivered in connection with the offering of a series of Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated by reference herein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date. There are no limitations in the Subordinated Indenture on the issuance or incurrence of Senior Indebtedness of the Company.


                LIMITATIONS ON ISSUANCE OF EURO-DEBT SECURITIES

     United States tax laws and regulations impose certain restrictions on the issuance of any securities in bearer form. Except as may otherwise be provided in the Prospectus Supplement applicable thereto, in accordance with the federal tax laws and regulations of the United States, Euro-Debt Securities may not, in connection with their offer or sale during the Restricted Period (as defined above under "Description of Debt Securities-Form, Exchange, Registration and Transfer"), be offered or sold, directly or indirectly, (i) to any person in the United States or its possessions (as defined below), or (ii) to any United States person (as defined below) other than (x) an office located outside the United States or its possessions of a Financial Institution (as defined above under "Description of Debt Securities-Form, Exchange, Registration and Transfer") purchasing for its own account or for the account of a customer, provided that such Financial Institution agrees in writing to comply with the requirements of Section 165(j)(3)(A), (B), or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder or (y) otherwise as permitted by United States Treasury Regulation Section 1.163-5(c)(2)(i)(D). Any underwriters, agents and dealers participating in the offering of Debt Securities must covenant that they will not offer or sell during the Restricted Period any Euro-Debt Securities to any person in the United States or its possessions or to any United States person (other than (x) an office located outside the United States and its possessions of a Financial Institution or (y) otherwise as permitted by United States Treasury Regulation Section 1.163-5(c)(2)(i)(D)), and that they will not deliver Euro-Debt Securities within the United States or its possessions.

     In addition, any such underwriters, agents and dealers must covenant that they have in effect procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling Euro-Debt Securities are aware of the above restrictions on the offer or sale of Euro-Debt Securities. Moreover, Bearer Debt Securities (including a permanent global Debt Security) and any coupons appertaining thereto will not be delivered in definitive form or, if prior to delivery in definitive form, interest will not be paid on any Euro-Debt Securities, unless the Company has received a signed certificate in writing (or an electronic certificate described in United States Treasury Regulation Section 1.163-5(c)(2)(i)(D)(3)(ii)) in the form and to the effect described above under "Description of Debt Securities-Form, Exchange, Registration and Transfer." Bearer Debt Securities (including a permanent global Debt Security) and coupons will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in
Section 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in such legend provide that a United States person (other than a Financial Institution or a United States person holding through a Financial Institution) who holds a Bearer Security or coupon will not be allowed to deduct any loss realized on the sale, exchange or redemption of such Bearer Security or coupon and any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange or redemption will be treated as ordinary income.

     As used herein, "United States person" means a citizen of the United States, a resident of the United States for federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, an estate the income of which is subject to United States federal income taxation regardless of its source and a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantive decisions of the trust. "United States" means the United States of America (including the States and the District of Columbia) and "possessions" of the United States include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and Northern Mariana Islands.


                         DESCRIPTION OF PREFERRED STOCK

     The Company may issue shares of its Preferred Stock, in one or more series, either separately, or together with, or upon the conversion of or in exchange for, other Securities. The summary of certain provisions of the Preferred Stock set forth below and the summary of certain terms of a particular series of Preferred Stock set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Company's articles of incorporation, as amended and restated (the "Amended and Restated Articles of Incorporation"), and the Company's By-laws, which have been filed or incorporated by reference as exhibits to the Registration Statement, and the form of articles of amendment relating to such series of Preferred Stock which will be filed as an exhibit to or incorporated by reference in the Registration Statement, all of which are incorporated herein by reference.

     The following description of Preferred Stock sets forth certain general terms and provisions of any series of Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any particular series of Preferred Stock, including Preferred Stock to be represented by Depositary Shares, will be described in the applicable Prospectus Supplement. If so indicated in the applicable Prospectus Supplement, the terms of the Preferred Stock offered thereby may differ from the terms set forth below.

GENERAL

     Under the Amended and Restated Articles of Incorporation, the Company is authorized to issue up to 25,000,000 shares of Preferred Stock, without par value, which may be issued from time to time in one or more series. Subject to limitations prescribed by Virginia law and the Amended and Restated Articles of Incorporation, the Board of Directors of the Company, without further action by the shareholders, is authorized to designate and issue in series Preferred Stock and to fix as to any series: (i) the number of shares constituting such series;
(ii) the rate of dividend, the time of payment and, if cumulative, the dates from which dividends shall be cumulative, and the extent of participation rights, if any; (iii) any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action; (iv) the price at and the terms and conditions on which shares may be redeemed, including any sinking fund provisions for the redemption or purchase of shares; (v) the amount payable in the event of a liquidation; and (vi) whether shares will have the privilege of conversion, and if so, the terms and conditions on which shares may be converted.

     The Company has reserved for issuance 250,000 shares of Series A $7.00 Cumulative Convertible Preferred Stock, $100 stated value per share ("Series A Preferred Stock"). In addition, in connection with the Shareholder Rights Plan (as defined below), the Company has reserved for issuance 3,000,000 shares of Series B Junior Participating Preferred Stock, without par value (the "Series B Preferred Stock"), which are issuable only in connection with the exercise of Rights (as defined below). As of the date of this Prospectus, no shares of Series A Preferred Stock or Series B Preferred Stock were outstanding. See "Description of Capital Stock."

     Reference is made to the applicable Prospectus Supplement relating to the series of Preferred Stock offered thereby (the "Offered Preferred Stock") for specific terms of such Offered Preferred Stock, including (where applicable):
(1) the title of the series; (2) the number of shares offered, (3) the initial public offering price; (4) the dividend rate or method of calculation thereof and the dividend payment dates or periods; (5) the date from which dividends shall accrue and whether dividends will be cumulative; (6) any right to vote with holders of shares of any other series or class and any right to vote as a class; (7) the provisions for redemption or repurchase, if applicable, including any sinking fund provisions for the redemption or repurchase of shares; (8) the amount payable with respect to both the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company; (9) any listing on any securities exchange; (10) the procedures for any auction or remarketing, if any; (11) the terms and conditions, if any, upon which such Offered Preferred Stock will be convertible into or exchangeable for other Securities; (12) whether interests will be represented by Depositary Shares; and (13) any other specific terms of such Offered Preferred Stock.

RANKING

     Unless otherwise specified in the applicable Prospectus Supplement, any series of Offered Preferred Stock offered thereby will rank, with respect to both the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, (i) junior to Series A Preferred Stock (if issued), (ii) senior to Series B Preferred Stock (if issued) and Common Stock (as defined below), and (iii) on a parity with shares of any other outstanding series of Offered Preferred Stock.

DIVIDEND, REPURCHASE AND REDEMPTION RESTRICTIONS

     Unless otherwise described in the applicable Prospectus Supplement, the Company will be limited in its ability to pay dividends on, and redeem or otherwise purchase, any shares of Offered Preferred Stock if the Company has not paid full cumulative dividends on Series A Preferred Stock.

DIVIDENDS

     Subject to the preferential rights of holders of Series A Preferred Stock and any other capital stock of the Company ranking prior to any series of the Offered Preferred Stock as to dividends, holders of shares of such Offered Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available therefor, dividends at such rates and on such dates as will be set forth in, or as are determined by the method described in, the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company. Dividends may be paid in the form of cash, Preferred Stock (of the same or a different series), or other securities or property, in each case as specified in the applicable Prospectus Supplement.

     Dividends on any series of the Offered Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Offered Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Offered Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     No full dividends will be declared or paid or set aside for payment on any Preferred Stock of the Company ranking, as to dividends, on a parity with or junior to any outstanding series of Offered Preferred Stock for any period unless full dividends on such series of Offered Preferred Stock (including accumulated dividends on any such series of Offered Preferred Stock on which dividends are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for payment. When dividends are not paid in full on any series of Offered Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with such series of Offered Preferred Stock, all dividends declared or paid upon shares of Offered Preferred Stock of such series and any other Preferred Stock ranking on a parity as to dividends with the Offered Preferred Stock of such series shall be declared and paid pro rata so that the amount of dividends declared and paid per share on the Offered Preferred Stock of such series and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share (which in the case of non-cumulative Preferred Stock shall not include any accumulation in respect of unpaid dividends for prior dividend periods) on shares of such series of Offered Preferred Stock and such other Preferred Stock bear to each other. Except as provided in the preceding sentence, unless full dividends on all outstanding shares of any series of Offered Preferred Stock (including accumulated dividends on any such series on which dividends are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for payment, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of the Company ranking junior to the Offered Preferred Stock of such series as to dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or any other distribution declared or made upon Common Stock or any other stock of the Company ranking junior to or on a parity with the Offered Preferred Stock of such series as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, nor may any Common Stock or any other stock of the Company ranking junior to or on a parity with the Offered Preferred Stock of such series as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (and no moneys shall be paid to or made available for a sinking fund for the redemption of any shares of any such junior or parity stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Offered Preferred Stock of such series as to dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company).

     Holders of shares of any series of Offered Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, in excess of full cumulative (if applicable) dividends on such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or payments which may be in arrears.

     The Company will be prohibited from paying dividends on Offered Preferred Stock of any series in the event of a dividend arrearage on Series A Preferred Stock and may be prohibited from paying dividends on Offered Preferred Stock of any series as a result of certain other dividend restrictions. See "-Dividend, Repurchase and Redemption Restrictions" above and "Description of Capital Stock-Preferred Stock Reserved for Issuance - Series A Preferred Stock" below.

REDEMPTION AND REPURCHASE

     The shares of Offered Preferred Stock of any series may be redeemable at the option of the Company, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by the Company at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable Prospectus Supplement. Offered Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of Preferred Stock.

     The Prospectus Supplement relating to a series of Offered Preferred Stock which is subject to mandatory redemption will specify the number of shares of such series which shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (including accumulated dividends on any such series on which dividends are cumulative) to the date fixed for redemption. The redemption price may be payable in cash, securities or other property, as specified in the Prospectus Supplement relating to such series of Offered Preferred Stock.

     If fewer than all of the outstanding shares of any series of Offered Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata, by lot or by any other method deemed equitable by the Company.

     If full cumulative dividends on any series of Offered Preferred Stock (including accumulated dividends on any such series on which dividends are cumulative) have not been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, the Company shall not redeem, repurchase or otherwise acquire any shares of such series of Offered Preferred Stock except by conversion into or exchange for capital stock of the Company ranking junior to the Offered Preferred Stock of such series as to dividends and as to distributions upon liquidation, dissolution or winding up of the Company, or except pursuant to a purchase or exchange offer made on the same terms to all holders of such series of Offered Preferred Stock.

     Notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear in the stock registry of the Company. Each such notice shall state: (i) the redemption date; (ii) the number of shares and series of Offered Preferred Stock to be redeemed; (iii) the redemption price;
(iv) the place or places where certificates for such Offered Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights as to such shares, if any, shall terminate. If fewer than all shares of any series of the Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

     If a notice of redemption has been given, from and after the redemption date for the shares of Offered Preferred Stock called for redemption (unless the Company shall default in providing money for the payment of the redemption price of the shares so called for redemption plus, if applicable, accrued and unpaid dividends), dividends on the shares of Offered Preferred Stock so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Company shall cease, except the right to receive the redemption price plus, if applicable, accrued and unpaid dividends upon surrender of the certificates representing the shares to be so redeemed (properly endorsed or assigned for transfer, if the Company shall so require) in accordance with such notice. If fewer than all of the shares represented by any such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

     The Company will be prohibited from redeeming or repurchasing Offered Preferred Stock of any series in the event of a dividend arrearage on Series A Preferred Stock and may be prohibited from redeeming or repurchasing Offered Preferred Stock of any series as the result of certain other dividend restrictions. See "- Dividend, Repurchase and Redemption Restrictions" above and "Description of Capital Stock" below.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, and after payment of all amounts due upon liquidation, dissolution or winding up to holders of Series A Preferred Stock and any other capital stock of the Company ranking prior to the Offered Preferred Stock of any series as to the distribution of assets upon liquidation, dissolution or winding up, and subject to the rights of holders of any capital stock of the Company ranking on a parity with the shares of Offered Preferred Stock of such series as to distribution of assets upon liquidation, dissolution or winding up of the Company, the holders of shares of Offered Preferred Stock of such series shall be entitled to receive, out of assets of the Company legally available therefor and before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Offered Preferred Stock of such series as to distribution of assets upon liquidation, dissolution or winding up of the Company, liquidating distributions in the amount of the liquidation preference per share set forth in the applicable Prospectus Supplement, plus accrued and unpaid dividends (including accumulated dividends if dividends on such series of Offered Preferred Stock are cumulative). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Offered Preferred Stock of such series will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Offered Preferred Stock of any series and the corresponding amounts payable on all shares of other capital stock of the Company ranking on a parity with the Offered Preferred Stock of such series in the distribution of assets upon liquidation, dissolution or winding up, the holders of the Offered Preferred Stock of such series and of such other capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     For such purposes, the consolidation or merger of the Company with or into any other person, or the sale, lease, transfer or conveyance of all or substantially all or any portion of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of Offered Preferred Stock will not have voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement. In the event that the Company issues a series of Offered Preferred Stock with voting rights or the Offered Preferred Stock of any series is entitled pursuant to applicable law to vote on any matter, then, unless otherwise specified in the Prospectus Supplement relating to such series, each share of such series will be entitled to one vote on matters on which holders of such shares are entitled to vote. However, as more fully described under "Description of Depositary Shares," if the Company elects to provide for the issuance of Depositary Shares representing fractional interests in shares of any such series of Offered Preferred Stock, the holder of any such Depositary Share will, in effect and subject to certain limitations and conditions, be entitled to such fraction of a vote, rather than a full vote. In the case of any series of Offered Preferred Stock having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series on matters on which holders of such series and holders of any other series of Preferred Stock or other capital stock of the Company are entitled to vote as a single class will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series.

     So long as any shares of Offered Preferred Stock remain outstanding, and except as otherwise set forth in the applicable Prospectus Supplement or except as otherwise required by applicable law, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of any affected series of Offered Preferred Stock outstanding at the time (voting separately as a single class with all other affected series of Preferred Stock ranking on a parity with the Offered Preferred Stock of such series either as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Company and upon which like voting rights have been conferred and are then exercisable), given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such affected series of Offered Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Amended and Restated Articles of Incorporation (including the articles of amendment for such affected series of Offered Preferred Stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference or privilege of such affected series of Offered Preferred Stock; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other class or series of capital stock or any other series of Preferred Stock, or any increase in the number of authorized shares of any series of Preferred Stock, in each case, ranking on a parity with or junior to the Preferred Stock of such affected series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences or privileges.

     None of the foregoing voting provisions will apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected or occur, all outstanding shares of the relevant series of Offered Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

     Under Virginia law, notwithstanding anything to the contrary set forth above, holders of shares of a series of Preferred Stock generally will be entitled to vote as a class upon a proposed amendment to the Amended and Restated Articles of Incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class; effect an exchange or reclassification of all or part of the shares of the class into shares of another class; effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the class; change the designation, rights preferences, or limitations of all or part of the shares of the class; change the shares of all or part of the class into a different number of shares of the same class; create a new class of shares, or change a class with subordinate and inferior rights into a class of shares, having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class, or increase the rights, preferences, or number of authorized shares of any class having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class; or cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared. Any such amendment requires the vote of a majority of the shares entitled to vote thereon, voting as a class. If a proposed amendment that entitles two or more series of shares to vote as separate voting groups would affect those two or more series in the same or substantially similar way, the shares of all the series so affected shall vote together as a single voting group on the proposed amendment.

CONVERSION AND EXCHANGE RIGHTS

     The terms, if any, upon which shares of any series of Preferred Stock are convertible into or exchangeable for another series of Preferred Stock or other Securities will be set forth in the applicable Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at the option of the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the shares of Preferred Stock will be named in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

     The Company may offer Depositary Shares (either separately or together with other Securities) representing fractional interests in shares of Preferred Stock of any series. In connection with the issuance of any Depositary Shares, the Company will enter into a deposit agreement (a "Deposit Agreement") with a bank or trust company, as depositary (the "Preferred Stock Depositary"), which will be named in the applicable Prospectus Supplement. Depositary Shares will be evidenced by depositary receipts (the "Depositary Receipts") issued pursuant to the related Deposit Agreement. The summary of certain provisions of the Depositary Shares and the Deposit Agreement set forth below and the summary of certain terms of a particular issue of Depositary Shares and the related Deposit Agreement set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and qualified in their entirety by reference to all the provisions of the form of Deposit Agreement, together with the form of related Depositary Receipt which will be filed as an exhibit to or incorporated by reference in the Registration Statement, all of which are incorporated herein by reference.

     The following description of Depositary Shares sets forth certain general terms and provisions of the Depositary Shares and the related Deposit Agreement to which any Prospectus Supplement may relate. Certain other terms of any such Depositary Shares and the related Deposit Agreement will be described in the applicable Prospectus Supplement. If so indicated in the accompanying Prospectus Supplement, the terms of the Depositary Shares offered thereby and of the related Deposit Agreement may differ from the terms set forth below.

GENERAL

     The Company may provide for the issuance by the Preferred Stock Depositary of Depositary Receipts evidencing the related Depositary Shares, each of which Depositary Shares in turn will represent a fractional interest (which will be specified in the applicable Prospectus Supplement) in one share of a series of Preferred Stock. Shares of Preferred Stock of any series represented by Depositary Shares will be deposited under a separate Deposit Agreement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fraction of a share of Preferred Stock represented by the related Depositary Share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the Preferred Stock represented thereby (including, if applicable and subject to certain matters discussed below, dividend, voting, conversion, exchange, redemption and liquidation rights).

     Depositary Shares may be issued in respect of shares of the Preferred Stock of any series. Immediately following the issuance of any such shares of Preferred Stock by the Company, the Company will deposit such shares of Preferred Stock with the relevant Preferred Stock Depositary and will cause the Preferred Stock Depositary to issue, on behalf of the Company, the related Depositary Receipts.

     Reference is made to the applicable Prospectus Supplement relating to the Depositary Shares offered thereby for specific terms, including (where applicable): (1) the terms of the series of Preferred Stock deposited by the Company under the related Deposit Agreement; (2) the number of such Depositary Shares and the fraction of one share of such Preferred Stock represented by one such Depositary Share; (3) whether such Depositary Shares will be listed on any securities exchange; (4) whether such Depositary Shares will be sold with any other Securities and, if so, the amount and terms thereof; and (5) any other specific terms of such Depositary Shares and the related Deposit Agreement.

     Depositary Receipts may be surrendered for transfer or exchange for new Depositary Receipts of different authorized denominations at any office or agency of the relevant Preferred Stock Depositary maintained for such purpose, subject to the terms of the related Deposit Agreement. Unless otherwise specified in the applicable Prospectus Supplement, Depositary Receipts will be issued in denominations evidencing any whole number of Depositary Shares. No service charge will be made for any permitted transfer or exchange of Depositary Receipts, but the Company or the Preferred Stock Depositary may require payment of any tax or other governmental charge payable in connection therewith.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the related Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Receipts owned by such holders on the relevant record date. The Preferred Stock Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the Preferred Stock Depositary for distribution to the record holders of Depositary Receipts.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto in proportion, insofar as possible, to the number of Depositary Receipts owned by such holders on the relevant record date, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (public or private) of such property and distribution of the net proceeds from such sale to such holders.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the related series of Preferred Stock will be made available to holders of Depositary Receipts.

     The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on account of taxes.

WITHDRAWAL OF PREFERRED STOCK

     Upon surrender of the Depositary Receipts at an office or agency of the Preferred Stock Depositary maintained for such purpose (unless the related shares of Preferred Stock have previously been called for redemption), the holder thereof will be entitled to delivery, at such office or agency, to or upon such holder's order, of the number of whole shares of the related series of Preferred Stock and any money or other property represented by such Depositary Receipts. Shares of Preferred Stock so withdrawn, however, may not be redeposited. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION AND REPURCHASE OF PREFERRED STOCK

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption at the option of the Company, then, whenever the Company redeems shares of Preferred Stock of such series held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus any other amounts or property payable with respect to the Preferred Stock to be redeemed. The redemption price per Depositary Share will be equal to the redemption price and any other amounts or property per share payable with respect to the Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one such Depositary Share. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Stock Depositary by lot or pro rata or other equitable method, in each case as may be determined by the Company. If the Depositary Shares evidenced by a Depositary Receipt are to be redeemed in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not so redeemed.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender of such Depositary Receipts to the Preferred Stock Depositary.

     Depositary Shares, as such, are not subject to repurchase by the Company at the option of the holders. Nevertheless, if the Preferred Stock represented by Depositary Shares is subject to repurchase of the option of the holders, the related Depositary Receipts may be surrendered by the holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to repurchase the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts at the applicable repurchase price specified in the related Prospectus Supplement. The Company, upon receipt of such instructions and subject to the Company having funds legally available therefor, will repurchase the requisite whole number of shares of such Preferred Stock from the Preferred Stock Depositary, who in turn will repurchase such Depositary Receipts. Notwithstanding the foregoing, holders shall only be entitled to request the repurchase of Depositary Shares representing one or more whole shares of the related Preferred Stock. The repurchase price per Depositary Share will be equal to the repurchase price and any other amounts per share payable with respect to the Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be repurchased in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be repurchased.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock of any series represented by Depositary Shares are entitled to vote, the relevant Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the related Depositary Receipts. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock.

CONVERSION AND EXCHANGE OF PREFERRED STOCK

     If the Preferred Stock represented by Depositary Shares is exchangeable at the option of the Company for other Securities, then, whenever the Company exercises its option to exchange all or a portion of such shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will exchange as of the same exchange date a number of such Depositary Shares representing the shares of the Preferred Stock so exchanged, provided the Company shall have issued and deposited with the Preferred Stock Depositary the Securities for which such shares of Preferred Stock are to be exchanged. The exchange rate per Depositary Share shall be equal to the exchange rate per share of Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share. If less than all of the Depositary Shares are to be exchanged, the Depositary Shares to be exchanged will be selected by the Preferred Stock Depositary by lot or pro rata or other equitable method, in each case as may be determined by the Company. If the Depositary Shares evidenced by a Depositary Receipt are to be exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be exchanged.

     Depositary Shares, as such, are not convertible or exchangeable at the option of the holders into other Securities or property. Nevertheless, if the Preferred Stock represented by Depositary Shares is convertible into or exchangeable for other Securities at the option of the holders, the related Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion or exchange, as the case may be, of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into a whole number of shares of Preferred Stock, or Debt Securities in authorized denominations, as specified in the related Prospectus Supplement. The Company, upon receipt of such instructions and any amounts payable in respect thereof, will cause the conversion or exchange, as the case may be, and will deliver to the holders such number of whole shares of Preferred Stock, or a principal amount of Debt Securities in authorized denominations (and cash in lieu of any fractional Security). The exchange or conversion rate per Depositary Share shall be equal to the exchange or conversion rate per share of Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be converted or exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted or exchanged.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The Depositary Receipts evidencing Depositary Shares and any provision of the related Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts issued under any Deposit Agreement will not be effective unless such amendment has been approved by the holders of at least a majority of such Depositary Receipts then outstanding (or such greater proportion as may be required by the rules of any securities exchange on which the related Depositary Shares may be listed). In no event may any such amendment impair the right of any holder of Depositary Receipts, subject to the conditions specified in the Deposit Agreement, to receive the related Preferred Stock upon surrender of such Depositary Receipts as described above under "-- Withdrawal of Preferred Stock."

     The Deposit Agreement may be terminated by the Company upon not less than 60 days' notice to the Preferred Stock Depositary. In any such case, the Preferred Stock Depositary shall deliver or make available to each holder of the related Depositary Receipts, upon surrender of such Depositary Receipts, such number of whole shares of the related series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts, together with cash in lieu of any fractional shares (to the extent the Company has deposited such cash with the Preferred Stock Depositary). The Deposit Agreement will automatically terminate if all of the shares of Preferred Stock deposited thereunder shall have been withdrawn, redeemed, converted or exchanged or if there shall have been a final distribution in respect of such Preferred Stock in connection with any liquidation, dissolution or winding up of the Company.

CHARGES OF PREFERRED STOCK DEPOSITARY

     The Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement, and will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. Holders of Depositary Receipts will be required to pay all other transfer and other taxes and governmental charges (including taxes and other governmental charges in connection with the transfer, exchange, surrender or conversion of Depositary Receipts) and such other charges as are expressly provided in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder without gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or any related shares of Preferred Stock or Depositary Receipts unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on advice of counsel, accountants or other advisors, and information provided by persons presenting shares of Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be authorized or competent and on documents believed to be genuine.

     If the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.


                       DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue (either separately or together with other Securities) warrants for the purchase of Debt Securities (the "Debt Warrants"), warrants for the purchase of Preferred Stock (the "Preferred Stock Warrants"). The Debt Warrants and the Preferred Stock Warrants are collectively referred to herein as the "Securities Warrants." The Securities Warrants are to be issued under warrant agreements (each a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent ("Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Securities Warrants. The form of Securities Warrant Agreement, including the form of certificates representing the Securities Warrants ("Securities Warrant Certificates"), that will be entered into with respect to a particular offering of Securities Warrants will be filed as an exhibit to or incorporated by reference in the Registration Statement. The following summary of certain provisions of the Securities Warrant Agreement and the Securities Warrants and the summary of certain terms of the particular Securities Warrant Agreement and Securities Warrants set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the particular Securities Warrant Agreement and the related Securities Warrant Certificates, all of which are incorporated herein by reference.

     The following description of the Securities Warrants sets forth certain general terms and provisions of the Securities Warrants and the related Securities Warrant Agreement to which any Prospectus Supplement may relate. Certain other terms of any Securities Warrants and the related Securities Warrant Agreement will be described in the applicable Prospectus Supplement. If so indicated in the accompanying Prospectus Supplement, the terms of the Securities Warrants offered thereby and the related Securities Warrant Agreement may differ from the terms set forth below.

GENERAL

     Reference is made to the applicable Prospectus Supplement for the terms of the Securities Warrants offered thereby, including (where applicable): (1) the title and aggregate number of such Securities Warrants; (2) the designation, aggregate principal amount, currency, currencies or currency units and terms of the Debt Securities purchasable upon exercise of the Securities Warrants; the price, or the manner of determining the price, at which such Debt Securities may be purchased upon such exercise; (3) the designation, number of shares and terms of the series of Preferred Stock purchasable upon exercise of the Securities Warrants; the price, or the manner of determining the price, at which such Preferred Stock may be purchased upon such exercise; (4) if other than cash, the property and manner in which the exercise price of such Securities Warrants may be paid; and any minimum number of such Securities Warrants that are exercisable at any one time; (5) the time or times at which, or period or periods during which, such Securities Warrants may be exercised and the expiration date of such Securities Warrants; (6) the terms of any right of the Company to redeem such Securities Warrants; (7) the terms of any right of the Company to accelerate the exercise of such Securities Warrants upon the occurrence of certain events; (8) whether such Securities Warrants will be sold with any other Securities, and the date, if any, on and after which such Securities Warrants and any such other Securities will be separately transferable; (9) whether Securities Warrants will be issued in registered or bearer form;

(10) a discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations relating to the Securities Warrants; and (11) any other terms of such Securities Warrants.

     Securities Warrant Certificates may be surrendered for transfer or exchange for new Securities Warrant Certificates of authorized denominations at any office or agency of the relevant Securities Warrant Agent maintained for such purpose, subject to the terms of the related Securities Warrant Agreement. Unless otherwise specified in the applicable Prospectus Supplement, Securities Warrant Certificates will be issued in denominations evidencing any whole number of Warrants. No service charge will be made for any permitted transfer or exchange of Securities Warrant Certificates, but the Company or the Securities Warrant Agent may require payment of any tax or other governmental charge payable in connection therewith.

EXERCISE OF WARRANTS

     Each Securities Warrant will entitle the holder to purchase such principal amount of Debt Securities or such number of shares of Preferred Stock, as the case may be, at such exercise price as shall in each case be set forth in, or be determinable from, the Prospectus Supplement relating to such Securities Warrants, by payment of such exercise price in the Currency and in the manner specified in the Prospectus Supplement. Securities Warrants may be exercised at any time up to the date and time specified in the applicable Prospectus Supplement for the expiration thereof. After the specified expiration time on the specified date of expiration, unexercised Securities Warrants will become void.

     Upon receipt at an office or agency indicated in the applicable Prospectus Supplement of (i) payment of the exercise price and (ii) the Securities Warrant Certificate properly completed and duly executed, the Company will, as soon as practicable, issue and deliver the Debt Securities or shares of Preferred Stock purchasable upon such exercise. Unless otherwise indicated in the applicable Prospectus Supplement, fractional shares of Preferred Stock will not be issued upon the exercise of Warrants and, in lieu thereof, the Company will make a cash payment in an amount determined as provided in the applicable Prospectus Supplement. If less than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining number of Securities Warrants. The holder of a Securities Warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of Securities purchased upon such exercise.

MODIFICATIONS

     Any Securities Warrant Agreement and the terms of the related Securities Warrants may be modified or amended by the Company and the applicable Securities Warrant Agent, without the consent of any holder of the related Securities Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that the Company deems necessary or desirable and that will not materially and adversely affect the interests of the holders of the related Securities Warrants.

     The Company and the applicable Securities Warrant Agent may also modify or amend the applicable Securities Warrant Agreement and the terms of the related Securities Warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised Securities Warrants affected thereby; provided that no such modification or amendment that accelerates the expiration date, increases the exercise price, or reduces the number of outstanding Securities Warrants the consent of whose holders is required for any such amendment or modification, may be made without the consent of each holder affected thereby.

NO RIGHTS AS HOLDERS

     Holders of Securities Warrants for the purchase of Debt Securities are not entitled, by virtue of being such holders, to exercise any rights as holders of Debt Securities, or to receive any principal, interest or other amounts in respect of Debt Securities. Holders of Securities Warrants for the purchase of shares of Preferred Stock are not entitled, by virtue of being such holders, to vote, consent or receive notice as stockholders of the Company in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or to exercise any other rights whatsoever as stockholders of the Company, or to receive any dividends or distributions, if any, on the Preferred Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of (i) 300,000,000 shares of Common Stock, par value $1.00 per share ("Common Stock"), and (ii) 25,000,000 shares of Preferred Stock, without par value, issuable in series, of which 250,000 shares of Series A Preferred Stock have been reserved for issuance and 3,000,000 shares of Series B Preferred Stock have been reserved for issuance under the Shareholders Rights Plan. As of April 24, 1998, 219,153,170 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were outstanding.

     The following summary of certain provisions of Common Stock, Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, the Amended and Restated Articles of Incorporation and the By-laws do not purport to be complete and are qualified in their entirety by reference to the Amended and Restated Articles of Incorporation, the By-laws and the articles of amendment establishing the terms of Series A Preferred Stock and Series B Preferred Stock, copies of which have been incorporated by reference or filed as exhibits to the Registration Statement.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided by the express provisions of any series of Preferred Stock of the Company, the holders of such shares exclusively possess all voting power of the Company. If and when issued and except as otherwise provided by law, the holders of Series A Preferred Stock will be entitled to one vote per share, and the holders of such Series A Preferred Stock, and the holders of Common Stock and any other class of stock of the Company then having general voting rights shall vote together as one class. If and when issued and except as otherwise provided by law, the holders of Series B Preferred Stock will be entitled to 100 votes per share (subject to adjustment in accordance with the Amended and Restated Articles of Incorporation) on all matters submitted to a vote of the shareholders of the Company, and the holders of such Series B Preferred Stock and the holders of Common Stock shall vote together as one class. See "--Preferred Stock" and "--Preferred Stock Reserved for Issuance" below. There is no cumulative voting in the election of directors, and no holder of Common Stock is entitled as such, as a matter of right, to subscribe for or purchase any shares of Common Stock or Preferred Stock. Subject to the preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors of the Company from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment or provision for liabilities and amounts owing in respect of any outstanding Preferred Stock.

     The transfer agent for the Common Stock is Harris Trust Company located in Chicago, Illinois.

PREFERRED STOCK

     Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by Virginia law and the Amended and Restated Articles of Incorporation, the Board of Directors of the Company, without further action by the shareholders, is authorized to designate and issue in series Preferred Stock and to fix as to any series: (1) the number of shares constituting such series, (2) the rate of dividend, the time of payment and, if cumulative, the dates from which dividends shall be cumulative, and the extent of participation rights, if any, (3) any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action, (4) the price at and the terms and conditions on which shares may be redeemed, including any sinking fund provisions for the redemption or purchase of shares, (5) the amount payable in the event of a liquidation, and (6) whether shares will have the privilege of conversion, and if so, the terms and conditions on which shares may be converted.

     The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company and could have the effect of delaying or preventing a merger, tender offer or other attempted takeover of the Company. No holder of Preferred Stock shall be entitled, as a matter of right, to subscribe for or purchase any shares of Preferred Stock or Common Stock.

PREFERRED STOCK RESERVED FOR ISSUANCE

     SERIES A PREFERRED STOCK. Pursuant to a resolution adopted on April 20, 1982, the Board of Directors of the Company designated 250,000 shares of Preferred Stock as Series A Preferred Stock. No shares of Series A Preferred Stock are outstanding as of the date of this Prospectus.

     Each share of Series A Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cash dividends in the amount of $7.00 per annum, payable quarterly. Dividends on shares of Series A Preferred Stock are cumulative commencing with the first day of the first dividend period, whether or not there are net profits or net assets of the Company legally available for the payment of such dividends. However, no dividend is payable as to any payment date occurring in the same calendar month in which the initial issuance of Series A Preferred Stock occurs. Series A Preferred Stock ranks senior as to dividends to both Series B Preferred Stock and Common Stock.

     Except as otherwise provided by law, holders of shares of Series A Preferred Stock are entitled to one vote for each share held, and the shares of Series A Preferred Stock, the shares of Common Stock and any other class of stock of the Company having general voting rights, vote together as one class. In the event that at any time or from time to time, while any shares of Series A Preferred Stock are outstanding, six or more quarterly dividends, whether consecutive or not, on any shares of Series A Preferred Stock are in arrears and unpaid, whether or not earned or declared, then the holders of all of the outstanding shares of Series A Preferred Stock together with the holders of any other series of Preferred Stock then entitled to such a vote, voting as a single class, will be entitled to elect two members of the Board of Directors of the Company. The number of members of the Board of Directors of the Company will be increased accordingly. Generally, so long as such a dividend arrearage exists, holders of shares of Series A Preferred Stock and such other Preferred Stock entitled to such a vote will be entitled to elect two additional directors at each subsequent regular annual meeting of shareholders.

     Upon any involuntary or voluntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders an amount equal to $100 per share, plus an amount equal to accumulated and unpaid dividends to and including the date on which payment is made, before any amount shall be paid or distributed to the holders of shares of capital stock ranking junior to the Series A Preferred Stock with respect to distributions upon liquidation, dissolution or winding up, including the Series B Preferred Stock and the Common Stock. If, upon any such liquidation, dissolution or winding up, amounts payable in respect of the Series A Preferred Stock and any other capital stock ranking as to such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of Series A Preferred Stock and such parity stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. Neither the merger or consolidation of the Company with or into any other corporation, nor the sale, transfer, exchange or lease of all or any portion of the assets of the Company, shall be deemed to be a dissolution, liquidation or winding up for the foregoing purposes.

     Shares of Series A Preferred Stock are, at the option of the holder, convertible at any time into shares of Common Stock at the conversion rate in effect at that time as determined in accordance with the Amended and Restated Articles of Incorporation. The initial conversion rate is two shares of Common Stock for each share of Series A Preferred Stock. The Amended and Restated Articles of Incorporation call for adjustments from time to time to the conversion rate upon the occurrence of various events including, but not limited to, changes in the number of outstanding shares of Common Stock due to stock dividends and stock splits, the issuance of rights or warrants for Common Stock below "average market price," and the distribution of indebtedness or assets (excluding cash dividends) to holders of Common Stock. Should any reorganization, recapitalization, consolidation, merger, or sale, transfer, exchange or conveyance of all or substantially all of the property or assets of the Company occur, as a result of which the holders of Common Stock shall be entitled to receive stock, other securities, cash or other assets in exchange for Common Stock, holders of Series A Preferred Stock shall have the right to convert each share of Series A Preferred Stock into the amount of such consideration at the Common Stock conversion rate applicable just prior to such an event.

     Shares of Series A Preferred Stock are subject to a mandatory redemption provision that will require the Company to redeem, at a redemption price of $100 per share (i) 50,000 shares of Series A Preferred Stock on the last day of the dividend period for Series A Preferred Stock which includes the sixth anniversary of the initial issuance of such Series A Preferred Stock and (ii) an additional 50,000 shares of Series A Preferred Stock on the last day of each corresponding dividend period in the four successive twelve month periods. The shares to be redeemed will be selected by lot by the transfer agent as provided in the Amended and Restated Articles of Incorporation.

     At any time after the fifth anniversary of the initial issuance date of the Series A Preferred Stock, the Company will have the option to redeem all of the shares of Series A Preferred Stock at a price of $110 per share within 60 days of a "class vote" as described in the Amended and Restated Articles of Incorporation. A "class vote," as so described, shall be deemed to have occurred if (i) the shares of Series A Preferred Stock shall have voted as a class, either separately or together with shares of any other series of Preferred Stock, as a condition to the taking of any corporate action other than action which would change the Series A Preferred Stock dividend rights, liquidation preference, mandatory redemption rights, redemption premium, voting rights, or conversion rights, (ii) the vote necessary to constitute approval of that action by such class shall not have been obtained, and (iii) the vote necessary to constitute approval of that action by the holders of the Common Stock shall have been obtained.

     All accumulated dividends owed to holders of Series A Preferred Stock must be paid prior to the redemption of any shares of Series A Preferred Stock.

     Shares of Series A Preferred Stock which have been acquired by the Company will not be reissued as Series A Preferred Stock, but will be retired and cancelled in the manner provided by Virginia law and shall constitute authorized but unissued Preferred Stock undesignated as to series.

     SERIES B PREFERRED STOCK. In connection with the issuance of the Rights (described under "-- Shareholder Rights Plan" below), the Board of Directors of the Company designated 3,000,000 shares of Preferred Stock as Series B Preferred Stock. No shares of Series B Preferred Stock are outstanding as of the date of this Prospectus, and such shares will be issued only in connection with the exercise of Rights. The Series B Preferred Stock ranks junior to Series A Preferred Stock as to the payment of dividends and the distribution of assets.

     Subject to the rights of the holders of shares of any other series of Preferred Stock ranking prior and superior to Series B Preferred Stock with respect to dividends, and in preference to Common Stock or any other junior series of Preferred Stock or other stock, each share of Series B Preferred is generally entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cumulative quarterly cash dividends equal to the greater of $1.00 per share or, subject to certain adjustments, 100 times the aggregate per share amount of all cash dividends and non-cash dividends paid on each share of the Company's Common Stock in the preceding quarter. Whenever quarterly dividends or other distributions payable to the holders of Series B Preferred Stock are in arrears, whether or not such dividends or other distributions have been declared the Company shall not (i) declare or pay dividends or distributions to holders of Common Stock or any shares of stock junior to Series B Preferred Stock or (ii) purchase or otherwise acquire shares of Series B Preferred Stock or any shares of stock junior to or in parity with Series B Preferred Stock.

     Except as otherwise provided by law, holders of shares of Series B Preferred Stock are entitled to 100 votes for each share held, and the shares of Series B Preferred Stock and the shares of Common Stock of the Company will vote together as one class. In the event the Company declares or pays any dividend to holders of Common Stock payable in Common Stock, or affects the number of outstanding shares of Common Stock by reclassification or otherwise, the number of votes per share of Series B Preferred Stock will be adjusted to equalize the relative voting strength of the Series B Preferred Stock vis-a-vis the Common Stock to the relative voting strength immediately prior to such an event.

     Upon any involuntary or voluntary liquidation, dissolution or winding up of the Company, subject to the rights of Series A Preferred Stock and the rights of any other capital stock prior in rank with respect to liquidation, dissolution or winding up, the holders of Series B Preferred Stock will be entitled to be paid out of the assets of the Company legally available therefor the greater of $100 per share, plus accumulated and unpaid dividends, or an amount per share equal to 100 times the aggregate amount to be distributed per share to the holders of Common Stock (subject to certain adjustments). In such a liquidation, dissolution or winding up, Series B Preferred Stock will be paid prior to any distributions to the holders of Common Stock or any other stock ranking junior to Series B Preferred Stock. Holders of stock ranking on a parity (either as to dividends or liquidation, dissolution or winding up) with Series B Preferred Stock, will share ratably in any distribution with holders of Series B Preferred Stock in proportion to the total amounts to which the holders of all such shares are entitled upon liquidation, dissolution or winding up of the Company.

     In the event that the Company shall enter into any consolidation, merger, combination or other transaction in which Common Stock is exchanged for or changed into other securities, cash or property, the holders of Series B Preferred Stock will be entitled to receive 100 times the per share consideration received in connection with such transaction by holders of Common Stock (subject to certain adjustments).

     Shares of Series B Preferred Stock which have been acquired by the Company in any manner whatsoever will not be reissued as Series B Preferred Stock, but will be retired and cancelled in the manner provided by Virginia law and shall constitute authorized but unissued Preferred Stock undesignated as to series. Shares of Series B Preferred Stock are not redeemable.

SHAREHOLDER RIGHTS PLAN

     The following summary of certain provisions of the Company's Shareholder Rights Plan and the Rights Agreement dated as of June 8, 1988 between the Company and Harris Trust Company of New York, as amended by the Amendment to the Rights Agreement, dated as of June 13, 1990 (together, as amended, the "Rights Agreement"), does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, including the form of Rights Certificate attached thereto, and the articles of amendment for Series B Preferred Stock, both of which are incorporated by reference as exhibits to the Registration Statement.

     The Rights Agreement contains provisions that could make it more difficult for a third party to gain control of the Company and that could have the effect of delaying or preventing a merger, tender offer or other takeover attempt of the Company. In June 1988, the Board of Directors of the Company declared a dividend of one preferred share purchase right (each, a "Right") for each share of the Company's Common Stock outstanding as of June 8, 1988. Each Right entitles its holder to purchase from the Company, until the earlier of June 8, 1998, or the redemption of the Rights, one one-hundredth (1/100th) of a share of Series B Preferred Stock at an exercise price of $100 per Right, subject to certain adjustments or, under certain circumstances, to obtain additional shares of Common Stock of the Company in exchange for each Right. The Rights will not be exercisable or transferable apart from Common Stock of the Company until the earlier of 10 days following the public announcement that a person or affiliated group has acquired or obtained the right to acquire 20% or more of the outstanding Common Stock of the Company; or 10 days following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the ownership by a person or group of 20% or more of the outstanding Common Stock of the Company. The Board of Directors of the Company may redeem the Rights at a price of one cent per Right at any time prior to the acquisition by a person of 20% or more of the outstanding Common Stock of the Company.

VIRGINIA STOCK CORPORATION ACT; ANTI-TAKEOVER EFFECTS

     The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions." These provisions, with several exceptions discussed below, generally require approval of certain material transactions between a Virginia corporation and any beneficial holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by a majority of disinterested directors and by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

     For three years following the time that an Interested Shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder without the approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and the approval of a majority of the Disinterested Directors. "Disinterested Director" means, with respect to a particular Interested Shareholder, a member of the Company's Board of Directors who was (1) a member on the date on which an Interested Shareholder became an Interested Shareholder or (2) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board. After the expiration of the three-year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.

     The principal exceptions to the special voting requirements apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the Company's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Company's shares in the first step.

     None of the foregoing limitations and special voting requirements applies to an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Company's Disinterested Directors.

     These provisions are designed to deter certain types of takeovers of Virginia corporations. The statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or by-laws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not "opted out" of the Affiliated Transactions provisions.

     Virginia law also generally provides that shares of a Virginia corporation acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33-1/3% or 50%) have no voting rights with respect to such shares unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request. The Board of Directors of a Virginia corporation can opt out of this provision at any time before four days after receipt of a control share acquisition notice.

                            UNITED STATES TAXATION

     The following summary of the principal United States federal income tax consequences of the ownership and disposition of Debt Securities is based upon the opinion of McGuire, Woods, Battle & Boothe LLP, special tax counsel for the Company. It deals only with Debt Securities held as capital assets and does not deal with special classes of Holders, such as dealers in securities or currencies, banks, life insurance companies, tax-exempt organizations, persons holding Debt Securities as a hedge against currency risks, certain United States expatriates or United States Holders (as defined below) whose functional currency is not the U.S. dollar. It also does not deal with Holders other than original purchasers and thus does not deal with the "market discount rules." The discussion of original issue discount is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder, judicial decisions and administrative rulings in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. PERSONS CONSIDERING THE PURCHASE OF DEBT SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF STATE, LOCAL, OR FOREIGN LAWS.

     The federal income tax consequences of ownership of other Securities including Preferred Stock, Debt Warrants, Preferred Stock Warrants and Depositary Shares will be discussed in an applicable Prospectus Supplement.

UNITED STATES HOLDERS

     The following discussion pertains to a Holder of a Debt Security who or which is a United States person as defined above under "Limitations on Issuance of Euro-Debt Securities" (a "United States Holder").

     PAYMENTS OF INTEREST.

     Except as provided below under "Original Issue Discount", Interest on a Debt Security (including payments received on the sale, exchange or retirement of a Debt Security that are attributable to accrued but unpaid interest) will be taxable to a United States Holder as ordinary interest income at the time it is accrued or is received (or made available for payment, if earlier), depending on the United States Holder's method of accounting for tax purposes. If interest is payable in a currency or currency unit other than the U.S. dollar (a "Specified Currency"), the amount of income will be the U.S. dollar value of the Specified Currency, which (i) will be determined, in the case of a cash basis United States Holder, at the time such payment is received or is made available for payment, if earlier, and (ii) in the case of an accrual basis United States Holder, or a cash basis United States Holder accruing original issue discount, will be translated at the average exchange rate for the interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the partial period within the taxable year, or, if so elected, at the spot rate on the applicable date, as provided in Section 1.988-2(b)(iii)(B) of the Treasury Regulations. The rules described in the preceding sentence will apply regardless of whether the payment is in fact converted to U.S. dollars. In general, upon the receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Debt Security) in the Specified Currency, an accrual basis United States Holder will recognize foreign currency gain or loss to the extent of the difference, if any, between the U.S. dollar value of the accrued interest with respect to which payment is being made (determined as described in the preceding sentence), and the U.S. dollar value of the interest payments received (determined as of the time of receipt). Such foreign currency gain or loss generally will be treated as ordinary income or loss.

     ORIGINAL ISSUE DISCOUNT.

     General. A Debt Security will be treated as having been issued at an original issue discount (a "Discount Security") if the excess of its "stated redemption price at maturity" over its issue price (defined as the initial offering price to the public at which a substantial amount of the Discount Debt Securities have been sold) equals or exceeds 1/4 of 1 percent of such Debt Security's "stated redemption price at maturity" multiplied by the number of complete years to its maturity. The stated redemption price at maturity of a Debt Security is the total of all payments provided by the Debt Security that are not "qualified stated interest payments." Stated generally, a qualified stated interest payment is stated interest that is unconditionally payable in cash or in property (other than in debt instruments of the issuer) at least annually over the term of the Debt Security at (i) a single fixed rate of interest, (ii) one or more qualified floating rates, (iii) a single fixed rate and one or more qualified floating rates, (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate, or (v) a single objective rate.

     A United States Holder (including a cash basis Holder) of a Discount Security will be required to include original issue discount ("Discount") in income as it accrues, generally before the receipt of cash attributable to such income. The amount of Discount includable in income is the sum of the daily portions of Discount with respect to the Discount Security determined for each day during the taxable year or portion of the taxable year in which a United States Holder holds such Discount Security. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the Discount allocable to such accrual period. The amount of Discount allocable to any accrual period is an amount equal to the excess of (a) the product of the Discount Security's adjusted issue price at the beginning of such accrual period and the yield to maturity of the Discount Security (determined by compounding at the close of each accrual period and adjusted for the length of such period) over (b) the qualified stated interest payments, if any, allocable to the accrual period. In general, unless otherwise specified, the accrual period is each period between Interest Payment Dates (including (i) the period from the issue date to the first Interest Payment Date and (ii) the period from the final Interest Payment Date to Stated Maturity). The accrual period may be of any length and may vary in length over the term of the Debt Security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or on the first day of an accrual period. The adjusted issue price of the Discount Security at the start of any accrual period is the sum of the issue price of such Discount Security, increased by the amount of Discount previously includable by the Holder for each prior accrual period, and decreased by any prior payments made during each prior accrual period on the Discount Security that were not qualified stated interest payments.

     Under existing Treasury Regulations, it is possible that Debt Securities that (i) do not provide for payments of stated interest at least annually, (ii) bear interest pursuant to an interest rate formula that is subject to a restriction or restrictions on the maximum stated interest rate, on the minimum stated interest rate, on the amount of increase or decrease in the stated interest rate, or other similar restrictions, or (iii) bear interest at a base rate that is not based on either changes in the price of actively traded personal property or on one or more floating market interest rates, that are issued at par may be subject to the original issue discount rules of the Code as Discount Securities even though such Debt Securities may not be Original Issue Discount Securities (as defined above in "Description of Debt Securities-- General"). Accordingly, United States Holders (including cash basis Holders) may be required to report income in respect of such Debt Securities before the receipt of cash attributable thereto.

     Pre-Issuance Accrued Interest. If (i) a portion of the initial purchase price of a Debt Security is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Debt Security is to be made within one year of the Debt Security's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Debt Security by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Debt Security.

     Acquisition Premium. A United States Holder that purchases a Debt Security for an amount less than or equal to the sum of all amounts payable on the Debt Security after the purchase date (other than payments of qualified stated interest) but in excess of its adjusted issue price (any such excess being "acquisition premium") and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount" is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Debt Security immediately after its purchase over the adjusted issue price of the Debt Security, and the denominator of which is the excess of the sum of all amounts payable on the Debt Security after the purchase date, other than payments of qualified stated interest, over the Debt Security's adjusted issue price.

     Debt Securities Subject to Contingencies Including Optional Redemption. In general, if a Debt Security provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, special rules apply for purposes of determining the yield and maturity of the Debt Security.

     If the Debt Security is not subject to any contingencies other than contingencies that are, in the aggregate, remote and incidental contingencies, then any such contingencies will be disregarded in computing the yield and maturity of the Debt Security. For purposes of this rule, a contingency is remote if, as of the date of issuance, the likelihood that it will occur is remote, and a contingency is incidental if, as of the date of issuance, the amount of payments subject to the contingency and the impact of the contingency on the timing of payments is insignificant.

     If the Debt Security is subject to one or more contingencies (other than remote and incidental contingencies), then, in general, the amount of interest taken into account for each accrual period will be determined by constructing a projected payment schedule for the Debt Security and applying rules similar to those for accruing OID on a noncontingent debt instrument. This method is applied by first determining the yield at which the Company would have issued a fixed rate debt instrument with terms and conditions similar to the contingent payment Debt Security (the comparable yield) and then determining a payment schedule as of the issue date that would produce the comparable yield.

     Notwithstanding the general rules for determining yield and maturity in the case of Debt Securities subject to contingencies, if the Company or the Holder has an unconditional option or options that, if exercised, would require payments to be made on the Debt Security under an alternative payment schedule or schedules, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Debt Security and (ii) in the case of an option or options of the Holder, the Holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Debt Security. For purposes of those calculations, the yield on the Debt Security is determined by using any date on which the Debt Security may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Debt Security as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) fails to occur, or actually occurs but in a manner inconsistent with the assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the Debt Security is repaid as a result of the change in circumstances and solely for purposes of the accrual of OID, the yield and maturity of the Debt Security are redetermined by treating the Debt Security as having been retired and reissued on the date of the change in circumstances for an amount equal to the Debt Security's adjusted issue price on that date.

     The federal income tax treatment of Debt Securities providing for alternative payment schedules applicable upon the occurrence of one or more contingencies will be described in greater detail in the applicable Prospectus Supplement.

     Election to Treat All Interest as Original Issue Discount. A United States Holder may elect to include in gross income all interest that accrues on a Debt Security using the constant-yield method described above under the heading "Original Issue Discount -- General", with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Debt Securities Purchased at a Premium") or acquisition premium.

     In applying the constant-yield method to a Debt Security with respect to which this election has been made, the issue price of the Debt Security will equal the electing United States Holder's adjusted basis in the Debt Security immediately after its acquisition, the issue date of the Debt Security will be the date of its acquisition by the electing United States Holder, and no payments on the Debt Security will be treated as payments of qualified stated interest. This election will generally apply only to the Debt Security with respect to which it is made and may not be revoked without the consent of the Service. If this election is made with respect to a Debt Security with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Debt Security with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

     Variable Rate Debt Securities. A "Variable Rate Debt Security" is a Debt Security that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) .015 multiplied by the product of (x) the total noncontingent principal payments and (y) the number of complete years to maturity from the issue date, or (2) 15 percent of the total noncontingent principal payments; (ii) provides for stated interest compounded or paid at least annually at (1) one or more "qualified floating rates", (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate"; (iii) provides that a qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate (i.e., the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day); and (iv) does not provide for any contingent principal payments other than as provided in clause (i) of this sentence.

     A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Debt Security is denominated or (ii) it is equal to the product of a rate described in clause (i) and either (a) a fixed multiple that is greater than zero but not more than 1.35, or (b) a fixed multiple greater than zero but not more than 1.35, increased or decreased by a fixed rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors or other similar restrictions) unless such restrictions are fixed throughout the term of the Debt Security or are not reasonably expected to significantly affect the yield on the Debt Security.

     An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information, including one or more qualified floating rates, or the yield or changes in the price of one or more activity traded items of personal property other than stock or debt of the issuer or a related party. A variable rate is not an objective rate, however, if it is based on information within the control of the issuer or a related party or if it is reasonably expected that the average value of the rate during the first half of the Debt Security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Debt Security's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

     In general, if a Variable Rate Debt Security provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the Debt Security is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, a fixed rate equal to the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Debt Security.

     If a Variable Rate Debt Security does not provide for stated interest at a single qualified floating rate or objective rate and does not provide for interest payable at a fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the Debt Security are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Debt Security (which generally will be the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reasonably reflects the expected yield on the note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Rate Debt Security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Debt Security is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Debt Security as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

     United States federal income tax rules applicable to Debt Securities that provide for payments of stated interest at a variable rate, but do not meet the foregoing requirements of a Variable Rate Debt Security, will be described in the applicable Prospectus Supplement.

     Short-Term Debt Securities. In general, an individual or other cash basis United States Holder of a Debt Security with a term of one year or less (a "short-term Debt Security") is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless such person elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis

United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Debt Securities as part of certain identified hedging transactions, certain pass-through entities and cash basis United States Holders who so elect, are required to accrue OID on short-term Debt Securities on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder.

     In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Debt Security will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant- yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Debt Securities will be required to defer deductions for interest on borrowings allocable to short-term Debt Securities in an amount not exceeding the deferred income until the deferred income is realized.

     For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Debt Security, including stated interest, are included in the short-term Debt Security's stated redemption price at maturity.

     Foreign Currency Discount Debt Securities. OID for any accrual period on a Discount Debt Security that is denominated in, or determined by reference to, a Specified Currency will be determined in the Specified Currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described under "Payments of Interest". Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Debt Security), a United States Holder may recognize ordinary income or loss.

     Other Considerations. The preceding discussion sets forth the general structure of the federal income tax rules applicable to Discount Securities that have a maturity date in excess of one year from the date of issue. The precise application of these rules will be affected by the terms of the particular Discount Security, including the existence of any optional redemption rights exercisable by the Company, the denomination of the Debt Security in a Specified Currency, and the term of the Debt Security. The impact of such terms, if any, on the application of these rules will be discussed in the applicable Prospectus Supplement.

     Reporting. The Company is required to report to the Internal Revenue Service the amount of Discount accrued on Discount Securities held of record by United States persons other than corporations and other exempt Holders. The amount required to be reported by the Company may not be equal to the amount of original issue discount required to be reported as taxable income by a Holder of such Debt Security.

     DEBT SECURITIES PURCHASED AT A PREMIUM.

     A United States Holder that purchases a Debt Security for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium", in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Debt Security will be reduced by the amount of amortizable bond premium allocable (based on the Debt Security's yield to maturity) to such year. In the case of a Debt Security that is denominated in, or determined by reference to, a foreign currency, bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Debt Securities. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount - Election to Treat All Interest as Original Issue Discount."

     PURCHASE, SALE AND RETIREMENT OF THE DEBT SECURITIES.

     A United States Holder's tax basis in a Debt Security generally will be its U.S. dollar cost (as defined below), increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Debt Security and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Debt Security, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Debt Security. The U.S. dollar cost of a Debt Security purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Debt Securities traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the purchase.

     A United States Holder will generally recognize gain or loss on the sale or retirement of a Debt Security equal to the difference between the amount realized on the sale or retirement and its tax basis in the Debt Security. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on (i) the date payment is received in the case of a cash basis United States Holder, (ii) the date of disposition in the case of an accrual basis United States Holder or (iii) in the case of Debt Securities traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the sale. Except to the extent described above under "Original Issue Discount - Short-Term Debt Securities" or described in the next succeeding paragraph or attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Debt Security will be capital gain or loss and will be long-term capital gain or loss if the Debt Security was held for more than one year.

     Gain or loss recognized by a United States Holder on the sale or retirement of a Debt Security that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

     EXCHANGE OF SPECIFIED CURRENCY.

     A United States Holder's tax basis in Specified Currency purchased by such Holder generally will be the U.S. dollar value thereof at the spot rate on the date such Specified Currency is purchased. A United States Holder's tax basis in Specified Currency received as interest on, or on the sale, exchange or retirement of, a Debt Security will be the U.S. dollar value thereof at the spot rate at the time such Specified Currency is received. The amount of gain or loss recognized by a United States Holder on a sale, exchange or other disposition of Specified Currency will be equal to the difference between (i) the amount of U.S. dollars, the U.S. dollar value at the spot rate of Specified Currency, or the fair market value in U.S. dollars of any other property received by the Holder in the sale, exchange or other disposition, and (ii) the Holder's tax basis in the Specified Currency.

     Accordingly, a United States Holder that purchases a Debt Security with Specified Currency will recognize gain or loss in an amount equal to the difference, if any, between such Holder's tax basis in the Specified Currency and the U.S. dollar value at the spot rate of the Specified Currency on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

     BEARER DEBT SECURITIES.

     Under Sections 165(j) and 1287(a) of the Code, a United States Holder generally will not be entitled to deduct any loss on Bearer Debt Securities (including for purposes of this paragraph Debt Securities in global form exchangeable for Bearer Debt Securities) or coupons (other than Bearer Debt Securities having a maturity of one year or less from their date of issuance) and must treat as ordinary income any gain realized on the sale, exchange or other disposition (including the receipt of principal) of Bearer Debt Securities or coupons (other than Bearer Debt Securities having a maturity of one year or less from their date of issue).

     INDEXED DEBT SECURITIES.

     The applicable Prospectus Supplement will contain a discussion of any special United States federal income tax rules with respect to Indexed Securities.

     CONVERTIBLE DEBT SECURITIES.

     The applicable Prospectus Supplement will contain a discussion of any special United States federal income tax rules with respect to Debt Securities that are convertible into or exchangeable for Preferred Stock, Depository Shares, or other Securities.

     DEBT WARRANTS.

     The applicable Prospectus Supplement will contain a discussion of any special United States federal income tax rules with respect to an issuance of Debt Warrants.

UNITED STATES ALIEN HOLDERS

     Under present United States federal income and estate tax law and subject to the discussion of backup withholding below:

          (1) payments of principal and any premium and interest (including any Discount) on a Debt Security by the Company or any of its Paying Agents to any Holder that is a United States Alien Holder (as defined below) will not be subject to United States federal withholding tax, provided that in the case of such Debt Security, (i) the Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company, (ii) the Holder is not a controlled foreign corporation that is related to the Company through stock ownership;
     (iii) the Holder is not a bank that acquired the Notes pursuant to a loan agreement made in the ordinary course or its trade or business; (iv) if the Debt Security is a Bearer Debt Security, the Company and any underwriters, agents, and dealers participating in the offering of such Debt Security have complied with certain requirements described in "Limitations on Issuance of Euro-Debt Securities," and (v) if the Debt Security is a Registered Debt Security (including such Debt Securities which were received in exchange for Bearer Debt Securities), either (x) the beneficial owner of the Debt Securities certifies to the Company or its agent, under penalties of perjury, that such Owner is not a United States Holder and provides such Owner's name and address, or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debt Securities on behalf of a beneficial owner certifies to the Company or its Paying Agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

          (2) a United States Alien Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or redemption of a Debt Security, unless (i) in the case of an individual Holder, such Holder is present in the United States for a period of 183 days or more during the taxable year in which gain is realized and certain other conditions are met or (ii) if the Company is a "United States real property holding corporation," as defined in Section 897 of the Code, such Holder actually or constructively owns any other interests in the Company (excluding an interest solely as a creditor, but including convertible debt instruments) that are not regularly traded with an aggregate fair market value exceeding the fair market value of 5% of the "regularly traded class," as defined in the United States Treasury Regulations, of the Company's stock with the lowest fair market value (currently, the Company's Common Stock); and

          (3) a Debt Security or coupon held by an individual who at the time of death is not a citizen or resident (as defined for federal estate tax purposes) of the United States (as defined under "Limitations on

     Issuance of Euro-Debt Securities") will not be subject to United States federal estate tax as a result of such individual's death if (i) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote (ii) the Debt Security does not provide for any payment of contingent interest, and (iii) the income on the Debt Securities would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

     A United States Alien Holder will be subject to United States federal income tax on any interest income (including Discount) and on any gain realized on the sale, exchange or other disposition of a Debt Security in the same manner as a United States Holder, if interest (including Discount) or gain on such Debt Security is effectively connected with the conduct by the United States Alien Holder of a trade or business within the United States. See "United States Holders" above. Such a Holder generally will be exempt from withholding tax with respect to such income, provided that it provides the Company with a properly executed Internal Revenue Service Form 4224.

     In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax, which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income, at a 30% rate. The branch profits tax may not apply, or may apply at a reduced rate, in the case of Non-U.S. Holders that are qualified residents of certain countries with which the United States has an income tax treaty.

     As used herein, a "United States Alien Holder" is a beneficial owner of a Debt Security that is not a United States Holder.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, payments of principal and any premium and interest (including Discount, if any) made within the United States by the Company or any of its Paying Agents are subject to information reporting and, in certain cases, to "backup withholding" at a rate of 31%. Similarly, payment of the proceeds from the sale of a Debt Security to or through the United States office of a broker will be subject to information reporting and backup withholding unless the Holder or beneficial owner provides a certification that it is not a United States person or otherwise establishes its entitlement to an exemption from the information reporting and backup withholding rules.

     Information reporting and backup withholding ordinarily do not apply to payments made outside the United States by the Company or a Paying Agent on a Bearer Debt Security described in clause (1)(iii) under "United States Alien Holders" or on a Registered Debt Security described in clause (1)(iv) under "United States Alien Holders," provided that the payor does not have actual knowledge that the Holder is a United States person. Payments made outside the United States will be subject to information reporting, however, if collected by a custodian, nominee, or other agent that is either a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income over a specified three-year period is effectively connected with the conduct of a trade or business within the United States, unless such custodian, nominee, or other agent has documentary evidence of the beneficial owner's foreign status and has no actual knowledge to the contrary, or unless the owner otherwise establishes entitlement to an exemption.

     In general, payment of the proceeds from the sale of a Debt Security to or through the foreign office of a broker will not be subject to information reporting or backup reporting; however, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income over a specified three-year period is effectively connected with the conduct of a trade or business within the United States, such payments will be subject to information reporting unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary, or unless the owner otherwise establishes entitlement to an exemption.

     With respect to United States Holders, backup withholding ordinarily applies only to certain noncorporate Holders who fail to supply accurate taxpayer identification numbers or who fail to report all interest and dividend income required to be shown on their federal income tax returns.

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.


                             PLAN OF DISTRIBUTION

     The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to institutional investors directly or through agents which solicit or receive offers on behalf of the Company or through dealers or through a combination of any such methods of sale. The Prospectus Supplement or Prospectus Supplements with respect to particular Securities will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the public offering or purchase price and the proceeds to the Company from such sale, any discounts and commissions to be allowed or paid to the underwriters or agents, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the securities exchanges, if any, on which the Securities will be listed.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may offer and sell Securities in exchange for one or more of its outstanding issues of debt. The Company may, from time to time, authorize agents acting on a best or reasonable efforts basis as agents of the Company to solicit or receive offers to purchase the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Underwriters, dealers and agents who participate in the distribution of Securities may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any institutional purchaser under any such contract will not be subject to any conditions except (i) the purchase by such institution of the Securities covered by such contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such institution is subject, and (ii) if such Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by delayed delivery contracts.

     Certain of the underwriters, dealers or agents and their affiliates may engage in transactions with and perform services for the Company in the ordinary course of business.


                          VALIDITY OF THE SECURITIES

     The validity of the Securities offered hereby will be passed upon for the Company by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia. Robert L. Burrus, Jr., a partner of McGuire, Woods, Battle & Boothe LLP, is a director of the Company and owns 7,465 shares of the Company's Common Stock.

                                    EXPERTS

     The consolidated financial statements of the Company, included in the Company's Annual Report on Form 10-K, incorporated by reference in this Prospectus and in the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in this Prospectus and in the Registration Statement in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses other than underwriting discounts and commissions and (all of which will be paid by the Company) to be incurred in connection with the registration and sale of the Securities:

Securities and Exchange Commission filing fee.................       $221,250
Blue Sky fees and expenses....................................           *
Rating agency fees............................................           *
Legal fees and expenses.......................................           *
Accounting fees and expenses..................................           *
Trustees' fees and expenses...................................           *
Printing and engraving........................................           *
Miscellaneous.................................................           *
                                                                 ---------------

    Total.....................................................   $       *
                                                                 ===============

-------------------
* To be completed by amendment.

     All of the above amounts, other than the Securities and Exchange Commission filing fee, are estimates.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his or her conduct was unlawful. Article 9 of the Virginia Stock Corporation Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

     Article VII of the Company's Amended and Restated Articles of Incorporation provides for mandatory indemnification of any director or officer of the Company who is, was or is threatened to be made a party to any proceeding (including any proceeding by or on behalf of the Company) by reason of the fact that he or she is or was a director or officer of the Company against all liabilities and reasonable expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of the criminal law. The Company maintains a standard policy of officers' and directors' liability insurance.

     The Company's Amended and Restated Articles of Incorporation also provide that in every instance permitted under Virginia corporate law in effect from time to time, the liability of a director of officer of the Company to the Company or its shareholders arising out of a single transaction, occurrence or course of conduct shall be limited to one dollar.

     Reference is made to the form of Underwriting Agreement included herein as an exhibit to the Registration Statement for provisions regarding indemnification of the Company's officers, directors and controlling persons against certain liabilities.

ITEM 16.  EXHIBITS

     1.1  Form of Underwriting Agreement Basic Provisions for Debt Securities
          (a)
     1.2 Form of Underwriting Agreement Basic Provisions for the other Securities registered hereby (a)
     4.1 Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3 to the Company's Form 10-K dated February 15, 1991)
     4.2 By-Laws of the Company, as amended (incorporated by reference to Exhibit 3.2 to the Company's Form 10-K dated March 4, 1997)
     4.3 Rights Agreement, dated as of June 8, 1988, between CSX and Harris Trust Company of New York, as Rights Agent, as amended (incorporated by reference to the Company's Current Report on Form 8-K, dated as of June 16, 1988, and amendments in Form 8-K, dated as of September 13, 1990, and Form 8-K, dated as of October 14, 1996)
     4.4 Indenture, dated August 1, 1990, between the Company and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to the Company's Form SE, dated September 7, 1990, filed with the Commission)
     4.5 First Supplemental Indenture, dated as of June 15, 1991, between the Company and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4(c) to the Company's Form SE, dated May 28, 1992, filed with the Commission)
     4.6 Second Supplemental Indenture, dated as of May 6, 1997, between the Company and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-4 (Registration No. 333-28523) filed with the Commission on June 5, 1997)
     4.7 Third Supplemental Indenture, dated as of April 22, 1998, between the Company and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed with the Commission on May 12, 1998)
     4.8  Form of Subordinated Indenture (a)
     4.9  Form of Articles of Amendment for Preferred Stock (a)
     4.10 Form of Senior Debt Security (a)
     4.11 Form of Subordinated Debt Security (a)
     4.12 Form of Deposit Agreement including form of Depositary Receipt (a)
     4.13 Form of Debt Securities Warrant Agreement (a)
     4.14 Form of Preferred Stock Warrant Agreement (a)
     5.1 Opinion of McGuire, Woods, Battle & Boothe LLP as to the validity of the Securities will be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated herein by reference with respect to any particular offering of securities pursuant hereto
     8.1 Opinion of McGuire, Woods, Battle & Boothe LLP as to certain tax matters will be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated herein by reference with respect to any particular offering of securities pursuant hereto
     12.1 Computation of Ratio of Earnings to Fixed Charges (b)
     23.1 Consent of Ernst & Young LLP, Independent Auditors (b)
     23.2 Consent of Price Waterhouse LLP, Independent Accountants (b)
     23.3 Consents of McGuire, Woods, Battle & Boothe LLP (a)
     24.1 Power of Attorney of certain officers and directors (b)
     25.1 Statement of Eligibility of the Senior Trustee on Form T-1 (a)
     25.2 Statement of Eligibility of the Subordinated Trustee on Form T-1 (a)

-------------------------

(a) To be filed by amendment or as an exhibit to a document to be incorporated by reference in the Registration Statement in connection with an offering of Debt Securities, Preferred Stock, Depositary Shares or Securities Warrants.

(b)  Filed herewith.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any acts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement);

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the provisions described under Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification by it is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on the 20th day of May, 1998.


                                    CSX CORPORATION



                                    By     /s/ James L. Ross
                                       -------------------------------------
                                               James L. Ross
                                               Vice President and Controller

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of May, 1998.

          Signature                           Title
          ---------                           -----


      /s/ John W. Snow*         Chairman, President, Chief Executive Officer and
------------------------------         Director (Principal Executive Officer)
      John W. Snow

  /s/ Paul R. Goodwin*          Executive Vice President-Finance and Chief
------------------------------         Financial Officer (Principal Financial
      Paul R. Goodwin                  Officer)

  /s/ James L. Ross             Vice President and Controller
------------------------------         (Principal Accounting Officer)
      James L. Ross

  /s/ Elizabeth E. Bailey*      Director
------------------------------
      Elizabeth E. Bailey

  /s/ Robert L. Burrus, Jr.*    Director
-------------------------------
      Robert L. Burrus, Jr.

  /s/ Bruce C. Gottwald*        Director
-------------------------------
      Bruce C. Gottwald

  /s/ John R. Hall*             Director
-------------------------------
      John R. Hall

  /s/ Robert D. Kunisch*        Director
-------------------------------
      Robert D. Kunisch

  /s/ James W. McGlothlin*      Director
-------------------------------
      James W. McGlothlin

  /s/ Southwood J. Morcott*     Director
-------------------------------
      Southwood J. Morcott

  /s/ Charles E. Rice*          Director
-------------------------------
      Charles E. Rice

  /s/ William C. Richardson*    Director
-------------------------------
      William C. Richardson

  /s/ Frank S. Royal*           Director
-------------------------------
      Frank S. Royal



*By:  /s/ Ellen M. Fitzsimmons
    -------------------------------
          Ellen M. Fitzsimmons
          Attorney-in-Fact

EXHIBITS
--------

1.1  Form of Underwriting Agreement Basic Provisions for Debt Securities (a)
1.2 Form of Underwriting Agreement Basic Provisions for the other Securities registered hereby (a)
4.1 Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3 to the Company's Form 10-K dated February 15,
     1991)
4.2  By-Laws of the Company, as amended (incorporated by reference to Exhibit
     3.2 to the Company's Form 10-K dated March 4, 1997)
4.3 Rights Agreement, dated as of June 8, 1988, between CSX and Harris Trust Company of New York, as Rights Agent, as amended (incorporated by reference to the Company's Current Report on Form 8-K, dated as of June 16, 1988, and amendments in Form 8-K, dated as of September 13, 1990, and Form 8-K, dated as of October 14, 1996)
4.4 Indenture, dated August 1, 1990, between the Company and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to the Company's Form SE, dated September 7, 1990, filed with the Commission)
4.5 First Supplemental Indenture, dated as of June 15, 1991, between the Company and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4(c) to the Company's Form SE, dated May 28, 1992, filed with the Commission)
4.6 Second Supplemental Indenture, dated as of May 6, 1997, between the Company and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-4 (Registration No. 333-28523) filed with the Commission on June 5, 1997)
4.7 Third Supplemental Indenture, dated as of April 22, 1998, between the Company and The Chase Manhattan Bank, as Trustee (incorporated herein by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed with the Commission on May 12, 1998)
4.8  Form of Subordinated Indenture (a)
4.9  Form of Articles of Amendment for Preferred Stock (a)
4.10 Form of Senior Debt Security (a)
4.11 Form of Subordinated Debt Security (a)
4.12 Form of Deposit Agreement including form of Depositary Receipt (a)
4.13 Form of Debt Securities Warrant Agreement (a)
4.14 Form of Preferred Stock Warrant Agreement (a)
5.1 Opinion of McGuire, Woods, Battle & Boothe LLP as to the validity of the Securities will be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated herein by reference with respect to any particular offering of securities pursuant hereto
8.1 Opinion of McGuire, Woods, Battle & Boothe LLP as to certain tax matters will be filed as an exhibit to a Current Report of the Company on Form 8-K and incorporated herein by reference with respect to any particular offering of securities pursuant hereto
12.1 Computation of Ratio of Earnings to Fixed Charges (b)
23.1 Consent of Ernst & Young LLP, Independent Auditors (b)
23.2 Consent of Price Waterhouse LLP, Independent Accountants (b)
23.3 Consents of McGuire, Woods, Battle & Boothe LLP (a)
24.1 Power of Attorney of certain officers and directors (b)
25.1 Statement of Eligibility of the Senior Trustee on Form T-1 (a)
25.2 Statement of Eligibility of the Subordinated Trustee on Form T-1 (a)

------------------------

(a) To be filed by amendment or as an exhibit to a document to be incorporated by reference in the Registration Statement in connection with an offering of Debt Securities, Preferred Stock, Depositary Shares or Securities Warrants.

(b) Filed herewith.